Exhibit 10.5

U.S. $500,000,000

TERM CREDIT FACILITY

CANADIAN PACIFIC RAILWAY COMPANY

as Borrower

- and -

CANADIAN PACIFIC RAILWAY LIMITED

as Covenantor

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED

ON THE SIGNATURE PAGES HERETO

OR WHICH HEREAFTER BECOME LENDERS

as Lenders

- and -

BANK OF MONTREAL

as Administrative Agent

- with -

BMO CAPITAL MARKETS

CANADIAN IMPERIAL BANK OF COMMERCE,

THE BANK OF NOVA SCOTIA AND

WELLS FARGO BANK N.A., CANADIAN BRANCH,

as Co-Lead Arrangers

- with -

BMO CAPITAL MARKETS

as Sole Bookrunner

CREDIT AGREEMENT

Dated as of September 15, 2021

Burnet, Duckworth & Palmer LLP

Bennett Jones LLP

6.2	Survival of Representations and Warranties	52

ARTICLE 7 COVENANTS OF THE COVENANTOR
7.1	Affirmative Covenants	52
7.2	Negative Covenants	55
7.3	Financial Covenant	57
7.4	Most Favored Lender	57
7.5	Acquisition Consent	58

ARTICLE 8 EVENTS OF DEFAULT
8.1	Events of Default	58
8.2	Remedies Upon Default	60

ARTICLE 9 THE ADMINISTRATIVE AGENT AND THE LENDERS
9.1	Appointment and Authority	61
9.2	Rights as a Lender	61
9.3	Exculpatory Provisions	61
9.4	Reliance by Administrative Agent	62
9.5	Indemnification of Administrative Agent	62
9.6	Delegation of Duties	63
9.7	Replacement of Administrative Agent	63
9.8	Non-Reliance on Administrative Agent and Other Lenders	64
9.9	Collective Action of the Lenders	64
9.10	Sharing of Payments by Lenders	64
9.11	Reliance Upon Administrative Agent	65
9.12	Replacement of BA Reference Lender or Eurodollar Reference Lender	65
9.13	Reference Rate Determinations	66
9.14	The Administrative Agent and Defaulting Lenders	66
9.15	Erroneous Payments	67

ARTICLE 10 GUARANTEE
10.1	Guarantee	70
10.2	Absolute Liability	70
10.3	Remedies	71
10.4	Amount of Guaranteed Obligations	71
10.5	Payment on Demand	71
10.6	Postponement	71
10.7	Suspension of Covenantor Rights	72
10.8	No Prejudice to Lenders or Administrative Agent	72
10.9	Rights of Subrogation	72
10.10	No Set-off	73
10.11	Successors of the Borrower	73
10.12	Continuing Guarantee	73
10.13	Supplemental Security	73
10.14	Right of Set-off	73
10.15	Interest Act (Canada)	74
10.16	Judgment	74

ARTICLE 11 MISCELLANEOUS
11.1	Amendment and Waiver	75
11.2	Waiver	76

- ii -

11.3	Evidence of Debt and Accommodation Notices	76
11.4	Notices and Electronic Communications	76
11.5	Confidentiality	78
11.6	Costs, Expenses and Indemnity	79
11.7	Illegality	81
11.8	Taxes	82
11.9	Defaulting Lender	82
11.10	Successors and Assigns	83
11.11	Right of Set-off	85
11.12	Accommodations by Lenders	85
11.13	Judgment Currency	86
11.14	Interest on Accounts	86
11.15	Governing Law	86
11.16	Waiver of Jury Trial	87
11.17	Anti-Money Laundering Legislation	87
11.18	No Fiduciary	88
11.19	Counterparts; Electronic Execution	88
11.20	Further Assurances	89
11.21	Severability	89
11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	89

Schedules

Schedule 1	Commitments
Schedule 2	Form of Borrowing Notice
Schedule 3	Form of Conversion/Continuance Election Notice
Schedule 4	Form of Drawing Notice
Schedule 5	Notice Periods and Amounts
Schedule 6	Applicable Margins
Schedule 7	Assignment and Assumption Agreement
Schedule 8	Form of Repayment Notice
Schedule 9	Form of Request for Extension

- iii -

CREDIT AGREEMENT

Dated as of September 15, 2021

BETWEEN:

CANADIAN PACIFIC RAILWAY COMPANY (“CPRC”), a corporation formed and existing under the laws of Canada, as Borrower,

- and -

CANADIAN PACIFIC RAILWAY LIMITED (the “Covenantor”), a corporation formed and existing under the laws of Canada, as Covenantor,

- and -

THE FINANCIAL INSTITUTIONS IDENTIFIED AS LENDERS ON THE SIGNATURE PAGES AND THE FINANCIAL INSTITUTIONS WHICH BECOME LENDERS UNDER THIS AGREEMENT, as Lenders,

- and -

BANK OF MONTREAL, as Administrative Agent.

AND WHEREAS CPRC, the Covenantor, the Lenders and the Administrative Agent wish to enter into this Credit Agreement for the purposes and on the terms and conditions provided for herein;

NOW THEREFORE the parties hereto, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby covenant and agree as hereinafter set forth:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Accommodations” means:

(a)	an Advance made by a Lender; and

(b)	the creation and purchase of Bankers’ Acceptances or the purchase of completed Drafts by a Lender on the occasion of any Drawing;

(each of which is a “Type” of Accommodation).

“Accommodation Notice” means a Borrowing Notice, an Interest Rate Election or a Drawing Notice, as the case may be, under the Credit Facility.

“Accommodations Outstanding” means, at any time and in aggregate, but subject as provided in the next following sentence:

(a)	in relation to the Borrower and any Lender, the amount of all Accommodations at such time made by such Lender to the Borrower; and

(b)	in relation to the Borrower and the Lenders collectively, the amount of all Accommodations at such time made by the Lenders to the Borrower.

In determining Accommodations Outstanding, the aggregate amount thereof shall be determined by adding:

(i)	the aggregate principal amount of all outstanding Advances; and

(ii)	the aggregate Face Amount of all outstanding BA Instruments (and, in respect of each Lender, a rateable part of such Face Amount).

The foregoing amounts shall be expressed, where applicable, in U.S. Dollars and each relevant Canadian Dollar amount shall be converted (for purposes of such determination only) into its Equivalent U.S. $ Amount.

“Acquired Business” means the Acquired Company together with its subsidiaries.

“Acquired Company” means Kansas City Southern, a Delaware corporation.

“Acquired Company EBITDA” has the meaning specified in the definition of EBITDA.

“Acquisition” means the direct or indirect acquisition, including pursuant to a Trust Closing, by the Covenantor of all the issued and outstanding equity interests in the Acquired Company pursuant to and as contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger (together with the exhibits and schedules thereto), expected to be dated on or about September 15, 2021, among the Covenantor, the Acquired Company, Cygnus Merger Sub 1 Corporation and Cygnus Merger Sub 2 Corporation.

“Acquisition Arrangers” means each of Bank of Montreal, on behalf of itself and on behalf of BMO Capital Markets Corp., and Goldman Sachs Lending Partners LLC.

“Acquisition Closing Date” has the meaning specified in Section 7.3.

“Administrative Agent” means Bank of Montreal as administrative agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 9.7.

“Advances” means advances of funds made by a Lender under Article 3 and “Advance” means any one of such advances.    Advances may be denominated in Canadian Dollars (a “Canadian Dollar Advance”) or in U.S. Dollars (a “U.S. Dollar Advance”). A Canadian Dollar Advance may (in accordance with Article 2 and Article 3) be designated as a “Canadian Prime Rate Advance” and a U.S. Dollar Advance may (in accordance with Article 2 and Article 3) be designated as a “Eurodollar Rate Advance” or a “Base Rate (Canada) Advance”. Canadian Prime Rate Advances and Base Rate (Canada) Advances are sometimes referred to, collectively, as “Floating Rate Advances”. Eurodollar Rate Advances are sometimes referred to as “Fixed Rate Advances”. Each of a Canadian Prime Rate Advance, a Eurodollar Rate Advance and a Base Rate (Canada) Advance is a “Type” of Advance.

“Affected Lender” has the meaning specified in Section 2.13.

“Affiliate” has the meaning specified in the Canada Business Corporations Act on the Effective Date.

“Agreement” or “Credit Agreement” means this credit agreement, as the same may be further amended, modified, supplemented or restated from time to time in accordance with the provisions hereof; and the expressions “Article” and “Section” followed by a number mean and refer to the specified Article or Section of this Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of Sanctions Authorities that apply to the Borrower and their Subsidiaries from time to time concerning or relating to bribery of government officials or public corruption.

“Applicable Margin” means, subject to the following sentences, the margins in basis points per annum set forth and defined in Schedule 6 with respect to the Credit Facility and corresponding to CPRC’s senior unsecured and unsubordinated Debt for Borrowed Money rating determined to be applicable in accordance with Schedule 6. In respect of:

(a)

Canadian Prime Rate Advances or Base Rate (Canada) Advances, the Applicable Margin shall be the margin referred to in the column “Canadian Prime Rate Advances/Base Rate (Canada) Advances” in Schedule 6 for the Credit Facility; and

(b)	Eurodollar Rate Advances or Drawings, the Applicable Margin shall be the margin referred to in the column “Eurodollar Rate Advance/BA Instruments “ in Schedule 6 for the Credit Facility;

in each case appropriately corresponding to the applicable senior unsecured and unsubordinated Debt for Borrowed Money rating. Upon the occurrence and during the continuance of an Event of Default, each of the Applicable Margins shall be the highest rate provided for in the applicable column of Schedule 6.

“Approved Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and that is administered or managed by a Lender, an Affiliate of a Lender or a person or an Affiliate of a person that administers or manages a Lender.

“Arm’s Length” has the meaning ascribed thereto in the Income Tax Act (Canada).

“Assets” means, with respect to any Person, all property, assets and undertaking of such Person of every kind and wheresoever situate, whether now owned or hereafter acquired.

“Assignee” has the meaning specified in Section 11.10(c).

“BA Equivalent Note” has the meaning specified in Section 4.3(c).

“BA Instruments” means, collectively, Bankers’ Acceptances, Drafts and BA Equivalent Notes, and, in the singular, any one of them.

“BA Reference Lenders” means up to three Lenders under the Credit Facility which are named on Schedule II or Schedule III to the Bank Act (Canada) as selected by the Administrative Agent from time to time with the consent of the Borrower and the applicable Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankers’ Acceptance” has the meaning specified in Section 4.1(a).

“Base Rate (Canada)” means, for any day, the rate of interest per annum equal to the greater of:

(a)	the per annum rate of interest which Bank of Montreal quotes or establishes for such day as the reference rate of interest for loans in U.S. Dollars in Canada to its Canadian borrowers;

(b)

the Federal Funds Rate plus 50 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to either of the Borrower or any other Person; and

(c)	the Eurodollar Rate for an Interest Period of 1 month in effect on such day plus 50 basis points.

“Base Rate (Canada) Advance” has the meaning specified in the definition of “Advance”.

“basis point” or “bps” means 1/100th of one per cent.

“Bilateral LC Agreements” means the bilateral letter of credit loan agreements presently in place between CPRC as borrower and the Covenantor as guarantor with each of Royal Bank of Canada, The Bank of Nova Scotia, Bank of Montreal, Canadian Imperial Bank of Commerce, ATB Financial and Fédération des caisses Desjardins du Québec, together with any other bilateral letter of credit loan agreements entered into with other financial institutions after the Effective Date, provided that each such agreement is in substantially the same form and the lender under each such agreement is also a Lender, and includes any amendments, restatements, replacements, or modifications to any of the foregoing.

“Borrowed Money” means indebtedness in respect of moneys borrowed and moneys raised by the issue of notes, bonds, debentures or other evidences of moneys borrowed.

“Borrower” means CPRC.

“Borrower’s Account” means for the Borrower and for the Credit Facility:

(a)	in respect of Canadian Dollars, the Borrower’s Canadian Dollar account in respect of the Credit Facility; and

(b)	in respect of U.S. Dollars, the Borrower’s U.S. Dollar account in respect of the Credit Facility;

in each case maintained by the Administrative Agent at its Calgary main branch, the particulars of which shall have been notified to the Administrative Agent by the Borrower.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.1.

“Business” means, with respect to the Covenantor, the Borrower and the Designated Subsidiaries, the operation of a railway business and all related and incidental operations thereof, which may include intermodal and logistics management and associated inter-company financing and real estate operations.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in Toronto, Ontario or Calgary, Alberta and, where used in the context of:

(a)	a Base Rate (Canada) Advance, is also a day on which banks are not required or authorized to close in New York, New York; and

(b)	a Eurodollar Rate Advance, is also a London Business Day and a day on which banks are not required or authorized to close in New York, New York.

“Calculation Date” has the meaning specified in the definition of EBITDA.

“Calculation Period” has the meaning specified in the definition of EBITDA.

“Canadian Dollar Advance” has the meaning specified in the definition of “Advance”.

“Canadian Dollars” and “Cdn. $” each means lawful money of Canada.

“Canadian Prime Rate” means, for any day, the rate of interest per annum equal to the greater of:

(a)

the per annum rate of interest quoted or established as the “prime rate” of Bank of Montreal which it quotes or establishes for such day as the reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers; and

(b)

the one-month CDOR Rate on such day plus 75 basis points per annum, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to either of the Borrower.

“Canadian Prime Rate Advance” has the meaning specified in the definition of “Advance”.

“Capital Adequacy Guidelines” means the capital adequacy requirements from time to time specified by the Office of the Superintendent of Financial Institutions and published by it as one or more guidelines for banks.

“Capitalized Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, moveable or immoveable, that is required to be capitalized for financial reporting purposes in accordance with GAAP, provided that any such leases which would have been characterized as operating leases in accordance with GAAP as at December 31, 2017 and whether entered into before or after December 31, 2017, will continue to be characterized as operating leases notwithstanding any changes to GAAP and the obligations thereunder shall not be capitalized for purposes hereof.

“Cash Equivalents” means:

(a)

bonds or other evidences of indebtedness, the principal and interest of which is payable or fully guaranteed by the government of Canada or any province or territory thereof, or the United States of America or any state thereof or the District of Columbia, or by any agency or instrumentality of any of the foregoing backed by the full faith and credit of Canada or any such province or territory or of the United States of America or any such state or the District of Columbia, payable in Canadian Dollars or United States Dollars and rated AAA or AA (or the then equivalent grade) and not rated a lower grade by DBRS, in the case of bonds or evidences of indebtedness of Canada or any province or territory thereof or agency or institution of Canada or any such province or territory, and S&P, in the case of bonds or evidences of indebtedness of the United States of America or any state thereof or any agency or instrumentality of the United States of America or any state thereof;

(b)

deposits or certificates of deposit issued or guaranteed by a bank, trust company or savings and loan association organized under the laws of Canada or any province or territory thereof and rated P-1 (or the then equivalent grade) or better by Moody’s or issued or guaranteed by a bank or trust company organized under the laws of the United States of America or any state thereof or of the District of Columbia, having capital, surplus and undivided profits in excess of U.S. $500,000,000;

(c)

commercial paper rated A-1 (or the then equivalent grade) or better by S&P, P-1 (or the then equivalent grade) or better by Moody’s or rated R-1 low (or the then equivalent grade) or better by DBRS, and not rated a lower grade by any of such firms, and having a maturity not in excess of one year from the date of acquisition thereof;

(d)

repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any bank, trust company or savings and loan association meeting the qualifications specified in clause (b) above; and

(e)

investments in money market funds which invest substantially all their assets in securities of the types described in any of clauses (a) to (d) above, excluding any securities which a Canadian chartered bank is prohibited from holding as security under the Bank Act (Canada).

“CDOR Discontinuation Date” has the meaning specified in Section 3.4(a).

“CDOR Rate” means, on any day, and with respect to any Drawing or Canadian Prime Rate Advance, the per annum rate of interest which is the rate determined as being the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) for Canadian Dollar bankers’ acceptances having an aggregate Face Amount equal to and with a term equal or comparable to such Drawing or Canadian Prime Rate Advance, as applicable, that appears on the page identified as the “CDOR Page” (or any display substituted therefor) of Reuters Limited (or any successor thereto or Affiliate thereof) (or such other page as is a replacement page for such bankers’ acceptances) at approximately 10:00 a.m. (Toronto time) on such day (as adjusted by the Administrative Agent in good faith after 10:00 a.m. (Toronto time) to reflect any error in any posted rate or in the posted average annual rate). If the CDOR Rate is not available as at the specified time, then such rate shall mean the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by the Administrative Agent and two (2) other Lenders selected by the Administrative Agent and agreed to by the Borrower (acting reasonably) and each such Lender at approximately 10:00 a.m. (Toronto time) as the discount rate at which each such Lender would purchase, on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity equal or comparable to the Drawing or Canadian Prime Rate Advance, as applicable; and if the Administrative Agent is unable to obtain quotes for the above-mentioned rate from two (2) other Lenders on the days and at the times described above, the rate shall be such other rate or rates as the Administrative Agent and the Borrower may agree upon; provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Commitment” means U.S. $500,000,000. A “Lender’s Commitment” in respect of the Credit Facility means, at any time, the relevant amount designated as such and set forth opposite such Lender’s name on Schedule 1 hereto with respect to the Credit Facility (as reduced pursuant to this Agreement).

“Compliance Certificate” means the certificate referred to in Section 7.1(a)(iii).

“Consolidated Assets” means, in respect of the Covenantor, the total assets of the Covenantor and its Subsidiaries as shown on the Covenantor’s consolidated financial statements less all amounts included in total assets which constitute Intangible Assets.

“Consolidated Equity” means, at any time, the sum of, without duplication:

(a)	consolidated shareholders’ equity appearing on the consolidated balance sheet of the Covenantor at that time;

(b)	minority shareholders’ interests in subsidiary companies appearing on that consolidated balance sheet; and

(c)	Convertible Debt;

all as determined on a consolidated basis in accordance with GAAP.

“Convertible Debt” means any convertible subordinated debentures or notes issued by the Covenantor or CPRC which have all of the following characteristics:

(a)

an initial final maturity or due date in respect of repayment of principal extending beyond the latest Maturity Date of any Lender in effect at the time such debentures or notes are created, incurred or assumed;

(b)

no scheduled or mandatory payment or repurchase of principal thereunder (other than acceleration following an event of default in regard thereto or payment which can be satisfied by the delivery of common shares of the Covenantor as contemplated in paragraph (f) of this definition) prior to the latest Maturity Date of any Lender under this Agreement in effect at the time such debentures or notes are created, incurred or assumed;

(c)

upon and during the continuance of a Default, an Event of Default or acceleration of the time for repayment of any amounts outstanding which has not been rescinded, (i) all amounts payable in respect of principal, premium (if any) or interest under such debentures or notes (including, for certainty, any guarantees provided in respect thereof) are subordinate and junior in right of payment to all such outstanding amounts and fees, interest and other amounts payable under the Credit Facility and (ii) no enforcement steps or enforcement proceedings may be commenced in respect of such debentures or notes;

(d)

upon distribution of the assets of the Covenantor, CPRC or any guarantor of the debentures or notes, as applicable, on any dissolution, winding up, total liquidation or reorganization of the Covenantor, CPRC or any such guarantor, as applicable (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of such person, or otherwise), all outstanding amounts and fees, interest and other amounts payable under the Credit Facility shall first be paid in full, or provisions made for such payment, before any payment is made on account of principal, premium (if any) or interest payable in regard to such debentures or notes;

(e)

the occurrence of a Default or Event of Default hereunder or the acceleration of the time for repayment of any of the outstanding amounts and fees, interest and other amounts payable under the Credit Facility or enforcement of the rights and remedies of the Administrative Agent and the Lenders under or any of the Credit Documents shall not in and of themselves:

(i)	cause a default or event of default (with the passage of time or otherwise) under such debentures or notes or the indenture governing the same; or

(ii)	cause or permit the obligations under such debentures or notes to be due and payable prior to the stated maturity thereof; and

(f)

payments of interest or principal due and payable under such debentures or notes can be satisfied, at the option of the Covenantor or CPRC, as applicable, by delivering common shares of the Covenantor in accordance with the indenture or agreement governing such debentures or notes (whether such common shares are received by the holders of such debentures or notes as payment or are sold by a trustee or representative under such indenture or agreement to provide cash for payment to holders of such debentures or notes).

“Covenantor” means Canadian Pacific Railway Limited, and its successors and permitted assigns.

“CPRC” means Canadian Pacific Railway Company, and its successors and permitted assigns.

“Credit Documents” means this Agreement, each Designated Subsidiary Guarantee, the BA Instruments and all other documents to be executed and delivered to the Administrative Agent or the Lenders, or both, by the Borrower, the Covenantor or any Designated Subsidiary in connection with the Credit Facility.

“Credit Facility” means the credit facility made available hereunder by the Lenders by way of Accommodations and represented by each Lender’s Commitment.

“Current Maturity Date” has the meaning specified in Section 2.7(a).

“DBRS” means DBRS Morningstar, a division of DBRS Limited, its Affiliates and their respective successors.

“Debt” of any Person means and includes all items of indebtedness which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Debt is to be determined but, in any event, including, without duplication:

(a)	obligations secured by any Liens existing on property owned by such Person subject to such Liens whether or not the obligations secured thereby shall have been assumed; and

(b)

the maximum amount outstanding at any time of guarantees and other contingent obligations for the payment of money of such Person in respect of, or any obligation to purchase or otherwise acquire or service, obligations for the payment of money of any other Person.

“Default” means an event which, with the giving of notice or passage of time, or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender:

(a)

that has failed to fund any payment or its portion of any Accommodations required to be made by it hereunder (unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular failure) has not been satisfied) or to purchase any participation required to be purchased by it hereunder and under the other Credit Documents, in each case within two (2) Business Days after the date that such funding was required hereunder;

(b)

that has notified the Borrower, the Administrative Agent or any Lender (verbally or in writing) that it does not intend to or is unable to comply with any of its funding obligations under this Agreement (unless such notification relates to such Lender’s obligation to fund an Accommodation hereunder and indicates such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including particular defaults (if any) to funding an Accommodation has not been satisfied)) or has made a public statement to that effect or to the effect that it does not intend to or is unable to fund advances generally under credit arrangements to which it is a party;

(c)

that has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Accommodations (for certainty, unless and until such Lender has provided such written confirmation);

(d)

that has otherwise failed to pay over to the Borrower, the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute;

(e)	in respect of which a Lender Insolvency Event or a Lender Distress Event has occurred in respect of such Lender or its Lender Parent;

(f)	that is generally in default of its obligations under other existing credit or loan documentation under which it has commitments to extend credit; or

(g)	that becomes the subject of a Bail-In Action.

“Designated Subsidiary” means those Subsidiaries of the Covenantor which are from time to time designated as Designated Subsidiaries in accordance with Section 2.11 unless and until such designation is validly revoked pursuant to Section 2.11 hereof.

“Designated Subsidiary Guarantee” has the meaning specified in Section 2.12.

“Designated Subsidiary Guarantor” means any Designated Subsidiary which has provided a Designated Subsidiary Guarantee.

“Dispose” means, with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, transfer (including transfer of title or possession), exchange, conveyance, release or gift (including, in respect of each of the foregoing, by means of a Sale Leaseback Transaction); and “Disposition” has a correlative meaning thereto.

“Draft” means, at any time:

(a)

a bill of exchange, within the meaning of the Bills of Exchange Act (Canada), drawn by the Borrower on a Lender and bearing such distinguishing letters and numbers as the Lender may determine, but which at such time has not been completed as to the payee by the Lender; or

(b)	a depository bill within the meaning of the Depository Bills and Notes Act (Canada).

“Drawing” means:

(a)	the creation and purchase of Bankers’ Acceptances by a Lender pursuant to Article 4; or

(b)	the purchase of completed Drafts by a Lender pursuant to Article 4.

“Drawing Date” means any Business Day fixed for a Drawing pursuant to Section 4.3.

“Drawing Fee” means, with respect to each Bankers’ Acceptance or Draft drawn by the Borrower and purchased by any Lender on any Drawing Date, an amount equal to the Applicable Margin under the Credit Facility, multiplied by the product of:

(a)

a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of such Bankers’ Acceptance or Draft, and the denominator of which is 365; and

(b)	the aggregate Face Amount of the Bankers’ Acceptance or Draft.

“Drawing Notice” has the meaning specified in Section 4.3(a).

“Drawing Price” means, in respect of Bankers’ Acceptances or Drafts to be purchased by one or more Lenders on any Drawing Date, the difference between:

(a)

the result (rounded to the nearest whole cent, with one-half of one cent being rounded up) obtained by dividing the aggregate Face Amount of the Bankers’ Acceptances or Drafts by the sum of one plus the product of (x) the Reference Discount Rate multiplied by (y) a fraction, the numerator of which is the number of days, inclusive of the first day and exclusive of the last day, in the term to maturity of the Bankers’ Acceptances or Drafts and the denominator of which is 365; and

(b)	the applicable aggregate Drawing Fee.

“EBITDA” means for any period, on a consolidated basis and without duplication, the sum of the Covenantor’s:

(a)	consolidated net income before (to the extent included in determining consolidated net income of the Covenantor):

(i)

unrealized gains or losses from financial derivatives, non-cash pension income or expense, foreign-exchange translation gains or losses on U.S. Dollar denominated debt, and all other non-cash expenses including non-cash compensation expense, depreciation, amortization and accretion expense;

(ii)	extraordinary items and gains or losses from dispositions of assets;

(iii)

accrued expenses for third-party and environmental liabilities up to the aggregate amount of valid insurance coverage held by the Covenantor, plus any equity raised by the Covenantor to fund such expenses; and

(iv)	the amount of any insurance proceeds applied to the expenses listed in (iii) above and recorded as income in accordance with GAAP, and

(b)

to the extent deducted in determining net income of the Covenantor (i) all interest expense (including all capitalized interest, commissions, discounts and other fees and charges) plus the portion of rent expense of the Covenantor under Capitalized Lease Obligations that is treated as interest in accordance with GAAP, and (ii) the amount of taxes, based on or measured by income in accordance with GAAP.

EBITDA will be adjusted to include or exclude EBITDA, as applicable, associated with any acquisition or disposition (which increases or decreases EBITDA, as the case may be, by more than Cdn. $50,000,000 or the Equivalent Amount in U.S. Dollars) made within the applicable period, as if that acquisition or disposition had been made at the beginning of such period (in a manner satisfactory to the Lenders, acting reasonably).

Subject to the occurrence of any Excluding Event, (i) for all periods ending after the Trust Closing and on or prior to the earliest of (A) the date of termination of the Voting Trust and the release of the shares of the Acquired Company from the Voting Trust to the Covenantor or the Borrower or any of their subsidiaries following receipt of a final order by the STB approving or exempting the control of the Acquired Company by the Covenantor, (B) the date of receipt of a final order by the STB which disallows the control of the Acquired Company by the Covenantor or (C) September 15, 2024 (such earliest date referred to as the “Calculation Date” and the period between the Trust Closing and the Calculation Date, the “Calculation Period”), EBITDA for all Financial Quarters included in any period shall be calculated to include the consolidated EBITDA attributable to the Acquired Company and its Subsidiaries (the “Acquired Company EBITDA”) (as if such shares were acquired at the beginning of the relevant period), notwithstanding that the Acquired Company is not consolidated with the Covenantor under GAAP (assuming for this purpose that references in the definition of EBITDA and the component definitions thereof to the Covenantor are to the Acquired Company and its Subsidiaries), (ii) for all periods ending prior to the Calculation Date, EBITDA of the Covenantor shall not include consolidated net income received by the Covenantor or any of its Subsidiaries from the Acquired Company during such period that is accounted for by the equity method of accounting, and (iii) for all periods ending after the Calculation Date, except to the extent the Acquired Company is a Subsidiary of the Covenantor, EBITDA shall include the Acquired Company EBITDA only to the extent of cash actually received by the Covenantor, the Borrower or any Designated Subsidiary Guarantor during such period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a Lender Parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its Lender Parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway and following the withdrawal of the United Kingdom from the European Union, shall be deemed to include the United Kingdom.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date of this Credit Agreement.

“Environmental Laws” means all applicable laws, rules, regulations, by-laws, orders, judgments, decisions and awards relating to public health or the protection of the environment.

“Equivalent Amount” means, at any relevant time, on any day and with respect to any amount of any currency other than U.S. Dollars, the amount of U.S. Dollars which would be required to buy such amount of any other currency determined by using the quoted spot rate that the Administrative Agent (or, if the Administrative Agent does not provide such spot rate quotation, a quoted rate from another financial institution selected by the Administrative Agent) offers to provide U.S. Dollars in exchange for such other currency at such time.

“Equivalent U.S. $ Amount” means, at any relevant time, on any day and with respect to any amount of Canadian Dollars, the amount of U.S. Dollars which would be required to buy such amount of Canadian Dollars at the rate as quoted by the Bank of Canada at approximately the close of business on the Business Day that such purchase is to be made (or, if such purchase is to be made before close of business on such Business Day, then at approximately close of business on the immediately preceding Business Day), and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent on the Business Day such purchase is to be made in accordance with its normal practice.

“Erroneous Payment” has the meaning specified in Section 9.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning specified in Section 9.15(d).

“Erroneous Payment Impacted Facilities” has the meaning specified in Section 9.15(d).

“Erroneous Payment Return Deficiency” has the meaning specified in Section 9.15(d).

“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, for each day in an Interest Period, the rate of interest per annum for deposits in U.S. Dollars determined by reference to the rate set by the ICE Benchmark Administration (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rate which, as of the date hereof, is “LIBO 01 Page” of Reuters Limited) at approximately 11:00 a.m. (London time) two (2) London Business Days before the first day of such Interest Period; or if such rate is not available, then the rate of interest per annum (which may not be less than zero) equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of the rates per annum which leading banks in the London interbank market quote and offer to each Eurodollar Reference Lender for placing U.S. Dollar deposits with such Eurodollar Reference Lender, at approximately 11:00 a.m. (London time), two (2) London Business Days before the first day of such Interest Period, for a period comparable to such Interest Period and in an amount approximately equal to the amount of such Advance; provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Advance” has the meaning specified in the definition of “Advance”.

“Eurodollar Reference Lenders” means up to three Lenders under the Credit Facility as selected by the Administrative Agent from time to time with the consent of the Borrower and the applicable Lenders.

“Event of Default” has the meaning specified in Section 8.1.

“Excess” has the meaning specified in Section 2.5.

“Exchange Rate Determination Date” means:

(a)	if there are any Canadian Prime Rate Advances outstanding, the last Business Day of each calendar month; and

(b)	if there are any BA Instruments outstanding, the Drawing Date.

“Excluded Taxes” has the meaning specified in Section 11.8(a).

“Excluding Event” has the meaning specified in Section 7.3.

“Extending Lender” has the meaning specified in Section 2.7(b).

“Extension Date” has the meaning specified in Section 2.7(a).

“Face Amount” means in respect of a BA Instrument, the amount payable to the holder on its maturity.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (United States) (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future registrations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal, regulatory, legislation, rules or practices adopted pursuant to any such intergovernmental agreement entered into in connection with Sections 1471 through 1474 of the Code.

“Federal Funds Rate” means, on any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such day is not a Business Day, such rate for the immediately preceding Business Day for which the same is published or, if such rate is not published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the rate determined above shall ever be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fees” means the fees payable by the Borrower pursuant to this Agreement.

“Financial Covenant” means the covenant in Section 7.3.

“Financial Quarter” means a period of three (3) consecutive months in each Financial Year of the Covenantor ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Financial Year” means in relation to the Covenantor, its financial year commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

“Fixed Rate Advances” has the meaning specified in the definition of “Advance”.

“Floating Rate Advances” has the meaning specified in the definition of “Advance”.

“Funded Debt” means, at any time, for the Covenantor, determined on a consolidated basis in accordance with GAAP, and subject to the next following sentence, the sum of, without duplication:

(a)	long term Debt for Borrowed Money, including any current portion thereof and consolidated debenture stock;

(b)	bank Debt for Borrowed Money;

(c)	commercial paper for Borrowed Money;

(d)	the value of leases which have been, in accordance with GAAP, recorded as Capitalized Lease Obligations; and

(e)

the maximum amount which may be outstanding at any time of guarantees of Debt of the type referred to in items (a) to (d) of this definition of Funded Debt of any Person which is not otherwise reflected in the Covenantor’s consolidated accounts.

There shall be excluded from the calculation of Funded Debt at any relevant time, any amount otherwise included in this definition of Funded Debt that is (x) an obligation in respect of preferred shares, (y) any obligation where the Covenantor or its applicable Subsidiary has the right, exercisable at its option and subject only to Permitted Conditions, to convert such obligation into capital stock of or to satisfy any retraction or redemption obligations in respect thereof by the issuance of capital stock of the Covenantor or a Subsidiary thereof and (z) Convertible Debt.

During the Calculation Period (and subject to the occurrence of any Excluding Event), Funded Debt shall be calculated to include the Funded Debt attributable to the Acquired Company, notwithstanding that the Acquired Company is not consolidated with the Covenantor under GAAP (assuming for this purpose that references in the definition of Funded Debt and the component definitions thereof to the Covenantor are to the Acquired Company and its Subsidiaries). For the avoidance of doubt, after the Calculation Period, Funded Debt of the Covenantor shall be calculated to exclude the Funded Debt attributable to the Acquired Company and its Subsidiaries for so long as the Acquired Company remains in the Voting Trust, unless and until the Acquired Company and its Subsidiaries become Subsidiaries of the Covenantor upon termination of the Voting Trust.

“Funded Net Debt” means, at any time, the Funded Debt of the Covenantor net of aggregate unrestricted cash and Cash Equivalents of the Covenantor determined on a consolidated basis in accordance with GAAP, including for all periods ending during the Calculation Period, unrestricted cash and Cash Equivalents attributable to the Acquired Company and its Subsidiaries that are held in the Voting Trust, notwithstanding that the Acquired Company is not consolidated with the Covenantor under GAAP.

“GAAP” means, at any time, accounting principles generally accepted in the United States at the relevant time applied on a consistent basis (except for changes accepted by the Covenantor’s independent auditors), including, for certainty, IFRS to the extent adopted in the United States, provided that, if reference to “GAAP” is in respect of any financial statements which are prepared in accordance with generally accepted accounting principles of Canada, “GAAP” shall mean generally accepted accounting principles in Canada, including, for certainty, IFRS to the extent and in the manner in which the same is adopted in Canada.

“Governmental Entity” means:

(a)

any multinational, federal, provincial, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign;

(b)	any subdivision or authority of any of the foregoing; or

(c)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Guarantee” means the guarantee of the Covenantor contained in Article 10 of this Agreement.

“Guaranteed Obligations” has the meaning specified in Section 10.1.

“IFRS” means International Financial Reporting Standards including International Accounting Standards and Interpretations together with their accompanying documents which are set by the International Accounting Standards Board, the independent standard-setting body of the International Accounting Standards Committee Foundation (the “IASC Foundation”), and the International Financial Reporting Interpretations Committee, the interpretative body of the IASC Foundation, but only to the extent and in the manner in which the same are adopted as GAAP in the United States or Canada, as applicable.

“Impermissible Qualification” means, relative to the opinion or report of any independent auditors as to any financial statement of any Person, any qualification or exception to such opinion or report which:

(a)	is of a “going concern” or similar nature;

(b)

relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of the Person to grant access to necessary information therefor; or

(c)

relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which could reasonably be expected to have a Material Adverse Effect.

“Indemnified Person” has the meaning specified in Section 11.6(a).

“Information” has the meaning specified in Section 11.5(b).

“Intangible Assets” means an amount equal to the aggregate of the following amounts in respect of a Person on a consolidated basis:

(a)	the net book amount of all assets which would be treated as intangibles under GAAP; and

(b)	prepaid pension costs.

“Intercorporate Indebtedness” has the meaning specified in Section 10.6.

“Interest Period” means, for each Eurodollar Rate Advance, a period commencing:

(a)	in the case of the initial Interest Period for such Advance, on the date of such Advance; and

(b)	in the case of any subsequent Interest Period for such Advance, on the last day of the immediately preceding Interest Period applicable thereto;

and ending, in either case, on the last day of such period as shall be selected by the Borrower pursuant to the provisions below.

Except as provided in the next following sentences, the duration of each such Interest Period shall be 1, 2 or 3 months as selected by the Borrower pursuant to Section 3.1 (or such shorter or longer period as agreed to by the Borrower and the Lenders, acting reasonably). No Interest Period may be selected which:

(i)	would, in the reasonable opinion of the Administrative Agent, conflict with the repayment provisions set out in Article 2; or

(ii)	would result in there being outstanding Eurodollar Rate Advances having more than five (5) maturity dates in the same month.

Whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day.

“Interest Rate Election” has the meaning specified in Section 3.2(b).

“Laws” means, all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lender’s Commitment” has the meaning specified in the definition of “Commitment”.

“Lender BA Suspension Notice” has the meaning specified in Section 4.6(b).

“Lender Distress Event” means, in respect of a given Lender, such Lender or its Lender Parent: (a) is subject to a liquidation, merger, sale or other change of control, in each case, forced or supported in whole or in part by guarantees or other support (including the nationalization or assumption of ownership or operating control by the Government of the United States, Canada or any other governmental authority); or (b) is otherwise adjudicated as, or determined to be, insolvent or bankrupt, in each case, by any governmental authority having regulatory authority over such Lender or Lender Parent or their respective assets; provided that, for certainty, a Lender Distress Event shall not have occurred solely by virtue of the ownership or acquisition of any equity interest in such Lender or its Lender Parent by any governmental authority or the disposition thereof.

“Lender Eurodollar Suspension Notice” has the meaning specified in Section 3.3(a)(iii).

“Lender Insolvency Event” means, in respect of a Lender, such Lender or its Lender Parent:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent, is deemed insolvent by applicable Law or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d) (i)

institutes, or has instituted against it by a regulator, supervisor or any similar governmental authority with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, (A) a proceeding pursuant to which such governmental authority takes control of such Lender’s or Lender Parent’s assets, (B) a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or (C) a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar governmental authority; or

(ii)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy, insolvency or winding-up law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and such proceeding or petition is instituted or presented by a person or entity not described in clause (i) above and either

(A)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or

(B)	is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof;

(e)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(f)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or a substantial portion of all of its assets;

(g)

has a secured party take possession of all or a substantial portion of all of its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case, within fifteen (15) days thereafter;

(h)

causes or is subject to any event with respect to it which, under the applicable law of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) above, inclusive; or

(i)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing.

“Lender Parent” means any Person that directly or indirectly controls a Lender and, for the purposes of this definition, “control” shall have the same meaning as set forth in the definition of “Affiliate” contained herein.

“Lenders” means, collectively, the financial institutions listed on the signature pages hereof as Lenders, and any Person which may become a Lender pursuant to Section 11.10, and their respective successors and permitted assigns, and, in the singular, any one of them.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, lien or other encumbrance of any kind but excludes Operating Leases, any contractual right of set-off created in the ordinary course of business and, subject to Section 8.1(g), any writ of execution, or other similar instrument, arising from a judgment relating to the non-payment of indebtedness.

“London Business Day” means a day on which dealings are carried on in the London interbank market in respect of transactions in U.S. Dollars.

“Majority Lenders” means, at any time before the Commitments have terminated, Lenders whose Lender’s Commitments are at least 50.1% of the aggregate amount of the Lender’s Commitments, in effect at such time or, after the Commitments have terminated, Lenders holding at least 50.1% of the Equivalent U.S. $ Amount of the aggregate Accommodations Outstanding taken together.

“Material Adverse Effect” means a material adverse effect on the ability of the Borrower, the Covenantor and the Designated Subsidiary Guarantors taken as a whole to perform their payment obligations under any of the Credit Documents to which they are a party.

“Maturity Date” means March 15, 2022.

“Moody’s” means Moody’s Investor Service, Inc., and its successors.

“New Maturity Date” has the meaning specified in Section 2.7(a).

“Non-Extending Lender” has the meaning specified in Section 2.7(b).

“Non-Recourse Debt” means, at any particular time and in respect of any Person, Debt incurred by the Person to finance all or part of the costs of acquisition, development, construction, exploitation, improvement or operation of any property or assets of the Person where at such particular time the recourse of the lender thereof or any agent, trustee, receiver or other Person acting on behalf of the lender in respect of such Debt or any judgment in respect thereof is limited in all circumstances to:

(a)	the property or assets acquired, developed, constructed, exploited, improved or operated and in respect of which such Debt has been incurred;

(b)

any and all facilities relating to such other property or assets and forming an integral and direct part of the same project, venture or other arrangement of which such property or assets forms an integral and direct part, whether or not such facilities are in whole or in part located (or from time to time located) at or on any such property; and

(c)	the receivables, inventory, equipment, chattel payables, contracts, intangibles and other assets, rights or collateral directly connected with such property or assets and the proceeds thereof;

other than recourse (which shall be on an unsecured basis) against the other property or assets of the Person for a breach of representations and warranties or non-financial covenants made by such person in connection with such Debt to the extent such representations and warranties or non-financial covenants are customarily given in similar type financings.

“OFAC” means the Office of Foreign Assets Control of the United States Treasury Department.

“Operating Leases” means leases for which the obligations thereunder are not classified as Capitalized Lease Obligations under GAAP (subject to the proviso in the definition of Capitalized Lease Obligations).

“Original Currency” has the meaning specified in Section 10.16(a) and Section 11.13(a), as applicable.

“Other Currency” has the meaning specified in Section 10.16(a) and Section 11.13(a), as applicable.

“Participant” has the meaning specified in Section 11.10(c).

“Payment Recipient” has the meaning specified in Section 9.15(a).

“Permitted Conditions” means, with respect to any Person’s right to convert any obligations into capital stock or to satisfy any retraction, repayment, repurchase or redemption obligations in respect thereof by the issuance of capital stock:

(a)

any requirement for the expiry of any period of time before the right may be exercised (unless the Person may be required to repay, convert or satisfy such obligations prior to the expiry of such period of time); and

(b)

with respect only to shares of any class which are traded on a recognized stock exchange issuable upon the exercise of such right, any requirement that such shares be listed, posted and freely tradeable on a recognized stock exchange, provided that (x) at the time such obligations are created or incurred and for such time as they remain outstanding, all issued and outstanding shares of such class are listed, posted and freely tradeable on a recognized stock exchange, and (y) such additional shares are (or upon issuance could reasonably be expected to be) so listed, posted and freely tradeable.

“Permitted Dispositions” means:

(a)	Dispositions of Assets to the Covenantor, the Borrower or any Designated Subsidiary;

(b)	Dispositions of Assets which are obsolete, redundant or of no material economic value;

(c)	Dispositions of inventory in the ordinary course of business; and

(d)	provided no Default or Event of Default has occurred and is continuing, Dispositions of Assets which would not reasonably be expected to have a Material Adverse Effect.

“Permitted Liens” means, in respect of any Person, any one or more of the following:

(a)

any Lien given in the ordinary course of business in respect of Debt which is payable on demand or which matures by its terms on a date not more than twelve months after the date of the original creation thereof; or

(b)

any Lien on any property, real or personal, acquired (including by way of lease), constructed or improved by the Person to secure the unpaid portion of the purchase price (or the lease payments, as the case may be), of such property or to secure Debt incurred solely for the purpose of financing the acquisition (including by way of lease), construction or improvement of such property; or

(c)	Liens existing on property, real or personal, acquired by the Person after December 14, 2007, whether or not assumed by the Person; or

(d)	Liens on rolling stock or other railway equipment of the Person given by it relative to or in connection with:

(i)	the issue and sale of certificates, evidences of indebtedness or similar instruments issued by an equipment trust or similar special purpose vehicle;

(ii)	Sale Leaseback Transactions; or

(iii)

other asset-specific financings of such equipment where the principal amount of the financing provided to the Person does not exceed the fair market value of the equipment being financed at the time of the transaction together with the costs associated with such financing; or

(e)

Liens existing on any of the assets or properties of the Person on December 14, 2007, including any of the outstanding perpetual 4 per cent consolidated debenture stock of CPRC, whether issued, pledged or vested in trust created thereby or outstanding thereon; or

(f)

Liens existing on any of the assets or properties of another Person at the time when such Person enters into an amalgamation, merger, consolidation, arrangement or corporate reorganization with such other Person; or

(g)

Liens on cash or marketable securities of the Person granted in favour of any exchange recognized for the purposes of the Securities Act (Alberta) pursuant to the normal requirements of such exchange; or

(h)

Liens on property in favour of any country or any province or any state or any municipality or any utility or any court, or any department, agency or instrumentality thereof, to secure partial, progress, advance or other payments or the performance of any covenant or obligation to or in favour of such authority by such Person or any subsidiary thereof pursuant to the provisions of any contract, statute, regulation or order or in connection with surety or appeal bond or costs of litigation; or

(i)

easements, rights of way, servitudes, licences or other similar rights in land including rights of way and servitudes for railways, sewers, drains, pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cable, other utilities and other similar purposes or planning, building, zoning, use and other restrictions; or

(j)

reservations, limitations, provisos and conditions, if any, expressed in or affecting any grant of real or immovable property or any interest therein or the right reserved to or vested in any governmental or other public authority by the terms of any lease, licence, franchise, grant or permit or by any statutory provision to terminate the same or to require annual or other periodic payments or minimum work expenditures or commitments or minimum production amounts as a condition of the continuance of a lease or similar instrument; or

(k)	defects or irregularities of title which are of a minor nature and will not in the aggregate impair in any material way the value or utility of the property subject thereto; or

(l)

Liens incidental to construction or current operations including Liens created by workers’ compensation, unemployment insurance and other social security legislation, or any mechanics’, materialmens’, construction, warehousemans’, carriers’, possessory or other similar Liens; or

(m)	Liens arising by the terms of any statutory provision to secure the payment of taxes, levies or assessments in respect of such property; or

(n)	Liens of any judgment rendered or claim filed against the owner of any property; or

(o)

any Lien given, assumed or arising by operation of law to secure indebtedness incurred by the obligor to pay the whole or any part of the consideration for the acquisition of property or the improvement thereof where such indebtedness is incurred prior to, or at the time of, or within 360 days after, the acquisition of the property by the obligor, but only if the principal amount of such Lien:

(i)	is not in excess of the cost to the obligor of such property; and

(ii)

is secured only by such property and the proceeds thereof; and any Liens, not related to the borrowing of money, incurred or arising by operation of law or in the ordinary course of business or incidental to the ownership of property; or

(p)

undetermined or inchoate liens, privileges, preferences and charges incidental to current operations which have not at such time been filed pursuant to law against such Person’s property or assets or which relate to obligations not due or delinquent; or

(q)	any Lien or any right of distress reserved in or exercisable under any lease for rent and for compliance with the terms of such lease; or

(r)	any order or direction against or affecting any property made by any government, governmental body or court under the provisions of any Law; or

(s)	Liens in respect of Non-Recourse Debt; or

(t)	any Lien with the prior written consent of the Majority Lenders; or

(u)	any Lien arising pursuant to or in connection with a Bilateral LC Agreement; or

(v)

an extension, renewal or replacement of any Lien permitted under paragraphs (a) to (u) and paragraph (w) hereof, provided that any such extension, renewal or replacement Lien will not secure repayment of an amount in excess of any principal amount of indebtedness outstanding with respect thereto immediately prior to such extension, renewal or replacement and that such extension, renewal or replacement is limited to all or a part of the property which was subject to the Lien so extended, renewed or replaced; or

(w)

Liens to the extent not already permitted by paragraphs (a) to (v) above, provided that Liens shall not be permitted under this paragraph (w) if the effect thereof would be to cause the total amount of Debt for Borrowed Money of the Covenantor, the Borrower and the Designated Subsidiaries secured by Liens permitted under this paragraph (w) to exceed 15% of Consolidated Equity.

“Person” means a natural person, partnership, corporation, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns that have a similarly extended meaning.

“Reference Discount Rate” means, for any Drawing Date, in respect of any Bankers’ Acceptances or Drafts to be purchased pursuant to Article 4 by:

(a)	a Lender which is a Bank Act (Canada) Schedule I bank, the applicable CDOR Rate; or

(b)

by any other Lender, the lesser of (y) the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by each BA Reference Lender at approximately 10:00 a.m. (Toronto time) as the discount rate at which the BA Reference Lender would purchase, on the relevant Drawing Date, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity equal or comparable to the Bankers’ Acceptances or Drafts to be acquired pursuant to item (a), and (z) the sum of (A) the applicable CDOR Rate plus (B) 0.10%.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Debt” has the meaning specified in Section 8.1(f).

“Request for Extension” means a request substantially in the form of Schedule 9 requesting an extension of the Maturity Date pursuant to Section 2.7.

“Requested Lender” has the meaning specified in Section 2.7(a).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after December 14, 2007 pursuant to which such Person transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person as a Capitalized Lease Obligation or pursuant to an Operating Lease.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any Sanctions-specific list of designated Persons maintained by any Sanctions Authority, in all cases, to the extent not inconsistent with applicable Law in Canada.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by a Sanctions Authority that are applicable to the Borrower or their Subsidiaries; provided that, with respect to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, to the extent such sanctions or trade embargoes are not inconsistent with applicable Law in Canada.

“Sanctions Authority” means any of: (a) the federal government of Canada; (b) the federal government of the United States of America; (c) the United Nations Security Council (to the extent not inconsistent with applicable Law in Canada); or (d) the respective governmental institutions, departments and agencies of any of the foregoing, including OFAC and the United States Department of State; and “Sanctions Authorities” means all of the foregoing Sanctions Authorities, collectively.

“STB” means the Surface Transportation Board.

“Subsidiary” or “subsidiary” has the meaning specified in the Canada Business Corporations Act on the Effective Date.

“Subsidiary Debt” means any Funded Debt which is owed by a Designated Subsidiary (other than a Designated Subsidiary Guarantor) to any Person other than the Covenantor, the Borrower or another Designated Subsidiary and other than Funded Debt which is secured by a Permitted Lien.

“Tax Benefit” has the meaning specified in Section 11.8(b).

“Taxes” has the meaning specified in Section 11.8(a).

“Termination Date” means the earlier of the date on which (a) the STB approves the Acquisition, the Voting Trust Agreement is terminated and the Acquired Company becomes subject to the control of the Covenantor and its Subsidiaries or (b) the Covenantor directly or indirectly disposes of the Acquired Company following receipt of a final order of the STB that disallows the control of the Acquired Company by the Covenantor.

“Trust Closing” means the consummation of the Acquisition by the Voting Trust pursuant to the Voting Trust Agreement, under which the equity of the Acquired Business is placed into the Voting Trust, pursuant to and as contemplated by the Acquisition Agreement.

“Type” has the meaning specified in the definitions of “Accommodation” and “Advance” in relation to Accommodations and Advances, respectively.

“U.S. Dollar Advances” has the meaning specified in the definition of “Advance”.

“U.S. Dollars” and “U.S. $” means lawful money of the United States of America.

“Voting Trust” means the independent and irrevocable voting trust established pursuant to the Voting Trust Agreement.

“Voting Trust Agreement” means a voting trust agreement in substantially the form attached as Exhibit A of the Acquisition Agreement, as amended by such amendments or modifications which are requested by the STB or mandated by applicable law.

“Write-Down and Conversion Powers” means with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Interpretation not Affected by Headings, etc.

The provisions of a Table of Contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3	Currency

All references in the Credit Documents to dollars, unless otherwise specifically indicated, are expressed in Canadian Dollars.

1.4	Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. In any Credit Document the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise:

(a)

any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein);

(b)	any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(c)	the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)	unless otherwise expressly stated, all references to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to this Agreement;

(e)	any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(f)

the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.5	GAAP and Changes Thereto

(a)

All financial statements required to be furnished by the Covenantor or the Borrower to the Administrative Agent hereunder shall be prepared in accordance with GAAP. Each accounting term used in this Agreement, unless otherwise defined herein, has the meaning assigned to it under applicable GAAP and, except as otherwise provided herein, reference to any financial statement item means such item as computed from the applicable financial statement prepared in accordance with applicable GAAP.

(b)

If the Covenantor, the Administrative Agent or the Majority Lenders determine at any time that any amount required to be determined hereunder would be materially different if such amount were determined in accordance with:

(i)	GAAP applied by the Covenantor or the Borrower in respect of its financial statements on the date hereof (“Old GAAP”), rather than

(ii)

GAAP subsequently in effect in the United States or Canada, as applicable, and applied by the Covenantor or the Borrower in respect of its financial statements and utilized for purposes of determining such amount, then written notice of such determination shall be delivered by the Borrower to the Administrative Agent, in the case of a determination by the Covenantor, or by the Administrative Agent to the Borrower, in the case of a determination by the Administrative Agent or the Majority Lenders.

(c)

If the Covenantor or the Borrower adopts a change in an accounting policy in the preparation of its financial statements in order to conform to accounting recommendations, guidelines, or similar pronouncements, or legislative requirements, and such change would require disclosure thereof under Old GAAP, or could reasonably be expected to adversely affect (i) the rights of, or the protections afforded to, the Administrative Agent or the Lenders hereunder or (ii) the position of the Covenantor or the Borrower or of the Administrative Agent or the Lenders hereunder, the Borrower shall so notify the Administrative Agent, describing the nature of the change and its effect on the current and immediately prior year’s financial statements in accordance with Old GAAP and in detail sufficient for the Administrative Agent and the Lenders to make the determination required of them in the following sentence. If any of the Covenantor, the Administrative Agent or the Majority Lenders determine at any time that such change in accounting policy results in an adverse change either (A) in the rights of, or protections afforded to, the Administrative Agent or the Lenders intended to be derived, or provided for, hereunder or (B) in the position of the Covenantor or the Borrower or of the Administrative Agent and the Lenders hereunder, written notice of such determination shall be delivered by the Borrower to the Administrative Agent, in the case of a determination by the Borrower, or by the Administrative Agent to the Borrower, in the case of a determination by the Administrative Agent or the Majority Lenders.

(d)

Upon the delivery of a written notice pursuant to either Section 1.5(b) or 1.5(c), the Covenantor and the Administrative Agent on behalf of the Lenders shall meet to consider the impact of such change in Old GAAP or such change in accounting policy (in each case, an “Accounting Change”), as the case may be, on the rights of, or protections afforded to, the Administrative Agent and the Lenders or on the position of the Covenantor or the Borrower or of the Administrative Agent and the Lenders and shall in good faith negotiate to execute and deliver an amendment or amendments to this Agreement in order to preserve and protect the intended rights of, or protections afforded to, the Administrative Agent and the Lenders on the date hereof or the position of the Covenantor or the Borrower or the Administrative Agent and the Lenders (as the case may be); provided that, until this Agreement has been amended in accordance with the foregoing, then for all purposes hereof, the Accounting Change shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Covenantor or the Borrower’s prior accounting policy, as applicable. For the purposes of this Section 1.5, the Covenantor and the Borrower, the Lenders and the Administrative Agent acknowledge that the amendment or amendments to this Agreement are to provide substantially the same rights and protection to the Covenantor, the Borrower, the Administrative Agent and the Lenders as is intended by this Agreement on the date hereof. If the Covenantor and the Administrative Agent on behalf of the Majority Lenders do not mutually agree on such amendment or amendments to this Agreement within sixty (60) days (or such longer period as may be acceptable to the Administrative Agent, acting reasonably) following the date of delivery of such written notice, the Covenantor or the Borrower shall continue to either provide financial statements in accordance with Old GAAP or such financial information as the Administrative Agent on behalf of the Majority Lenders may reasonably require in order for any amount required to be determined hereunder to be determined in accordance with Old GAAP and the Covenantor or the Borrower’s prior accounting policy and, for all purposes hereof, the applicable changes from Old GAAP or in accounting policy (as the case may be) shall be disregarded hereunder and any amount required to be determined hereunder shall, nevertheless, continue to be determined under Old GAAP and the Covenantor or the Borrower’s prior accounting policy, as applicable.

(e)

If a Compliance Certificate is delivered in respect of a Financial Quarter or Financial Year in which an Accounting Change is implemented without giving effect to any revised method of calculating the Financial Covenant, and subsequently, as provided above, the method of calculating the Financial Covenant is revised in response to such Accounting Change, or the amounts to be determined pursuant to the Financial Covenant are to be determined without giving effect to such Accounting Change, the Covenantor shall deliver a revised Compliance Certificate. Any Event of Default arising as a result of the Accounting Change and which is cured by this Section 1.5(e) shall be deemed to be of no effect ab initio.

1.6	Non-Business Days

Subject as otherwise provided in this Agreement, whenever any payment is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

1.7	Rateable Portion of Accommodations

Subject as otherwise provided in this Agreement, references in this Agreement to a Lender’s rateable portion of Advances and Drawings or rateable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a rateable portion or share as nearly as may be rateable in the circumstances, as determined in good faith by the Administrative Agent based on the ratio of the applicable Lender’s Commitment under the Credit Facility to the Commitment under the Credit Facility or the ratio of Accommodations Outstanding under the Credit Facility from a Lender to total Accommodations Outstanding under the Credit Facility, respectively. Each such determination by the Administrative Agent shall be prima facie evidence of such rateable portion or share.

1.8	Incorporation of Schedules

The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

ARTICLE 2

CREDIT FACILITY

2.1	Availability

(a)

Each Lender under the Credit Facility, severally agrees, in accordance with the terms and conditions of this Agreement, to make available to the Borrower its rateable portion of Accommodations under the Credit Facility up to the amount of its Lender’s Commitment.

(b)	Accommodations shall be made available as:

(i)	Advances pursuant to Article 3 under the Credit Facility; and

(ii)	Bankers’ Acceptances or Drafts pursuant to Article 4 under the Credit Facility;

(c)	The Administrative Agent shall give each applicable Lender prompt notice of any:

(i)	Accommodation Notice received from the Borrower and of each applicable Lender’s rateable portion of any Accommodation; and

(ii)	other applicable notices received by it from the Borrower or the Covenantor under the Agreement.

2.2	Commitment Limits

(a)	The Accommodations Outstanding:

(i)	from all Lenders under the Credit Facility shall not at any time exceed the Commitment of the Lenders under the Credit Facility; and

(ii)	from each Lender under the Credit Facility shall not at any time exceed such Lender’s Commitment under the Credit Facility.

(b)

The Credit Facility is a non-revolving facility. Any repayment of any Accommodations shall result in a permanent reduction of the Credit Facility to the extent of such repayment. The Commitment of each Lender shall be reduced pro rata in the same proportion that the amount of the reduction of the Credit Facility bears to the amount of the Credit Facility in effect immediately prior to such reduction and the Borrower shall not be entitled to request any further Accommodations in respect of and to the extent of any such repayment.

2.3	Use of Proceeds

The Borrower shall use the proceeds of Accommodations for general corporate purposes (including, for certainty, to partially finance the Acquisition and associated fees, costs and expenses).

2.4	Mandatory Repayments and Reductions of Commitments

The Borrower shall repay (subject as otherwise provided in this Agreement) Accommodations Outstanding to each Lender under the Credit Facility (and the Lender’s Commitment under the Credit Facility of such Lender shall be permanently cancelled) on the Maturity Date of such Lender, together with all accrued interest and Fees and all other amounts payable to such Lender in connection with the Credit Facility.

2.5	Adjustment for Currency Fluctuations

(a)

If the Administrative Agent notifies the Borrower no later than 4:00 p.m. (Toronto time) on the applicable Exchange Rate Determination Date that solely by reason of fluctuations in currency valuation, the Accommodations Outstanding under the Credit Facility exceed 105% of the Commitment under the Credit Facility on any Exchange Rate Determination Date (the amount by which such Accommodations Outstanding exceed 100% of the Commitment under the Credit Facility on such date being the “Excess”), the Borrower shall no later than the third Business Day thereafter:

(i)	make an adjusting payment by repaying Floating Rate Advances outstanding under the Credit Facility in an amount equal to such Excess; or

(ii)	if there are no Floating Rate Advances outstanding under the Credit Facility in an amount equal to or greater than such Excess, make an adjusting payment by either:

(A)	repaying Fixed Rate Advances and Drawings under the Credit Facility, as determined by the Borrower; or

(B)	providing the Administrative Agent with cash or Cash Equivalents as collateral;

in either case in an amount equal to the amount by which the Excess exceeds the amount of such Floating Rate Advances.

(b)

If, solely due to exchange rate fluctuations, the Accommodations Outstanding under the Credit Facility is, on the applicable Exchange Rate Determination Date, less than the amount of the Commitments (such difference in amounts being the “Deficiency”), the Borrower may, on the next Business Day, request additional Accommodations in Canadian Dollars or U.S. Dollars in amounts up to the amount of the Deficiency (but, under no event or circumstance, to exceed the Commitments) on the date and at the time a Borrowing Notice is given in respect thereof, and the minimum amounts and multiples specified in Schedule 5 shall not apply in respect of such requested Accommodations.

2.6	Optional Prepayments

The Borrower may, subject to the provisions of this Agreement, without penalty, repay Accommodations Outstanding, in whole or in part, upon the number of Business Days’ notice to the Administrative Agent specified in Schedule 5 by an irrevocable notice to the Administrative Agent stating the proposed date and aggregate principal amount of the repayment. In such case, the Borrower shall pay to the Lenders in accordance with such notice the amount of such prepayment which prepayment shall be effected, in the case of outstanding BA Instruments, by cash collateralizing them in accordance with the Administrative Agent’s normal practices in that regard, and, in the case of Eurodollar Rate Advances, such prepayment shall be subject to the indemnity provisions in Section 11.6(c).

2.7	Extension of Facility

(a)

The Borrower may, from time to time, request an extension from each Lender (including any then Non-Extending Lender) (each, a “Requested Lender”) of the then current Maturity Date of each such Requested Lender (each, a “Current Maturity Date” and the requested Maturity Date being the “New Maturity Date”) by sending to the Administrative Agent at the Administrative Agent’s Branch of Account a Request for Extension and the Administrative Agent shall forthwith notify the Requested Lenders of such request. Any such request must provide that the New Maturity Date of all Requested Lenders be the same and that the New Maturity Date not exceed 6 months (or such longer term as may be acceptable to all of the Extending Lenders) from the Extension Date. Each Requested Lender shall advise the Administrative Agent as to whether it agrees with such request within thirty (30) days of being so notified, provided that, in the event such Requested Lender does not so advise the Administrative Agent within such thirty (30) day period, such Requested Lender shall be deemed to have advised the Administrative Agent that it does not agree with such request, and the Administrative Agent shall forthwith (and, in any event, within two (2) Business Days of the Administrative Agent having received from all Requested Lenders their decision or deemed decision with regard to the Request for the Extension) advise the Borrower of the Requested Lenders that have agreed to extend the Current Maturity Date (such date being the “Extension Date”).

(b)

Subject to Section 2.7(c), if a Requested Lender does not agree to extend the Current Maturity Date applicable to it (such Lender being a “Non-Extending Lender” and any Requested Lender agreeing to extend the Current Maturity Date applicable to it being an “Extending Lender”) the Borrower may, but is not obligated, to:

(i)

so long as there exists no Event of Default and subject to Section 11.6(c), repay all Accommodations Outstanding and other amounts owing hereunder to any Non-Extending Lender under the Facility at any time prior to the Current Maturity Date of such Non-Extending Lender and upon such payment any Non-Extending Lender shall cease to be a Lender and its Commitment shall be terminated and the Commitment reduced accordingly; or

(ii)

arrange for a replacement lender (which may be one of the Lenders) to replace each Non-Extending Lender’s Accommodations Outstanding and its Lender Commitment under the Credit Facility; provided that any such replacement lender shall have been approved by the Administrative Agent (but only if it is not an existing Lender) (such approval not to be unreasonably withheld or delayed) and shall be novated into the Credit Documents in the place and stead of the Non-Extending Lender by execution of all necessary documentation at any time prior to the Current Maturity Date of such Non-Extending Lender and in respect of which the Lenders shall do all things and make all such adjustments as are reasonably necessary to give effect to any such replacement.

(c)

The Current Maturity Date shall not be extended in accordance with Section 2.7(a) if Requested Lenders holding more than fifty percent (50%) of the Commitments of all Requested Lenders do not agree or are deemed not to agree to extend the Current Maturity Date pursuant to any Request for Extension. In any such case, the Current Maturity Date of each Requested Lender shall not be extended, provided, however, the Borrower shall be entitled to request further extensions of the Maturity Date as provided for in Section 2.7(a), including, for certainty, from Lenders which have previously refused or were deemed to have refused an extension.

(d)

If all Requested Lenders agree to extend the Current Maturity Date pursuant to a Request for Extension, then the Current Maturity Date shall, effective on the Extension Date, be extended to the New Maturity Date.

(e)

If, with respect to any Request for Extension in respect of the Current Maturity Date, the provisions of Section 2.7(c) or 2.7(d) are not applicable and there are Non-Extending Lenders under Section 2.7(b), then:

(i)	the Current Maturity Date for the Extending Lenders shall, effective on the Extension Date, be extended as provided for in the Request for Extension; and

(ii)	for those Non-Extending Lenders, the Current Maturity Date of all such Lenders shall not be extended.

(f)

The Borrower understands that consideration of any Request for Extension constitutes an independent credit decision which each Requested Lender retains the absolute and unfettered discretion to make and that no commitment in this regard is hereby given by any Requested Lender.

(g)	The extension of the Current Maturity Date in respect of any Requested Lender is subject to the conditions precedent that:

(i)

the representations and warranties contained in Article 6 are true and correct as if they were made on the date of the request made by the Borrower pursuant to Section 2.7(a), and each extension of the Current Maturity Date shall be deemed to constitute a representation and warranty that on such date such representations and warranties are true and correct except as the Borrower has previously disclosed to the Requested Lenders in writing; and

(ii)	no Default or Event of Default has occurred and is continuing.

2.8	Payments under this Agreement

(a)

Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Administrative Agent for its own account or for the account of any other Lender by depositing the amount of the payment in the relevant currency to the Borrower’s Account not later than 10:00 a.m. (Calgary time) on the date the payment is due. The Borrower shall make each such payment:

(i)	in Canadian Dollars, if the Accommodation was originally made in or has been converted to Canadian Dollars; and

(ii)	in U.S. Dollars, if the Accommodation was originally made in or has been converted to U.S. Dollars.

The Administrative Agent shall distribute to each Lender under the Credit Facility, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due to such Lender under the Credit Facility. The Borrower hereby authorizes and directs the Administrative Agent to automatically debit the Borrower’s Account to effect such distribution. If the distribution is not made on that date, the Administrative Agent shall pay interest to the Lenders entitled to receive such distribution on the amount for each day, from the date the amount is received by the Administrative Agent until the date of distribution, at the prevailing interbank rate for late payments. Any amount received by the Administrative Agent for the account of the Lenders shall be held in trust for their benefit until distributed.

(b)

Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make amounts available and other payments to the Borrower under the Credit Facility by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with the amount of the payment in the relevant currency not later than 11:00 a.m. (Calgary time) on the date the payment is to be made.

(c)

The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender by the Borrower is not made to the Administrative Agent when due, to charge from time to time any amount due against any or all of the Borrower’s Accounts with the Administrative Agent.

(d)

If and whenever from time to time the Borrower intends to repay any Floating Rate Advance or any Fixed Rate Advance or Drawing which would otherwise become a Floating Rate Advance on the date of payment pursuant to Section 3.2(b) or Section 4.5(b), the Borrower shall:

(i)

in respect of such repayments where the amount repaid is equal to or less than $25,000,000, give the Administrative Agent notice of such repayment substantially in the form attached hereto as Schedule 8 on or before 10:00 a.m. (Calgary time) on the date of repayment; and

(ii)

in respect of such repayment where the amount repaid is in excess of $25,000,000, give the Administrative Agent one (1) day’s prior written notice of such repayment substantially in the form attached hereto as Schedule 8.

2.9	Application of Repayments and Prepayments

(a)

Subject as otherwise provided in this Agreement, all repayments or prepayments received by the Administrative Agent pursuant to this Agreement shall be applied by the Administrative Agent to the Accommodations Outstanding under the Credit Facility to each Lender under the Credit Facility in accordance with such Lender’s rateable share thereof in accordance with Section 1.7.

(b)	Repayments and prepayments applied by the Administrative Agent pursuant to Section 2.9(a) shall:

(i)

be applied to the payment of any Floating Rate Advance (including any Fixed Rate Advance or Drawing which would otherwise become a Floating Rate Advance on the date of payment pursuant to Section 3.2(b) or Section 4.5(b)); and

(ii)

the balance, if any, shall be (y) held by the Administrative Agent and applied to the repayment of Fixed Rate Advances or Drawings on the next maturity date for such Fixed Rate Advances or Drawings, as the case may be, or (z) at the option of the Borrower and, if applicable, upon payment of any amount contemplated by Section 11.6(c), be applied immediately to the repayment of Fixed Rate Advances or Drawings, as the case may be.

Amounts so held by the Administrative Agent shall be deposited in an interest bearing account and shall bear interest at a rate determined by the Administrative Agent and the Borrower for such deposits, or shall be invested in Cash Equivalents acceptable to the Administrative Agent and the Borrower, and such interest or the amount earned by any such investment shall be paid to the Borrower on the maturity date for such relevant Fixed Rate Advance or Drawing, as the case may be.

(c)

All amounts received by the Administrative Agent from or on behalf of the Borrower under the Credit Facility and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows:

(i)	first, in reduction of the Borrower’s obligations to pay any unpaid interest and any Fees which are due and owing under the Credit Facility;

(ii)	second, in reduction of the Borrower’s obligations to pay any claims or losses referred to in Sections 11.6 and 11.8 under the Credit Facility;

(iii)	third, in reduction of the Borrower’s obligations to pay any amounts due and owing on account of any unpaid principal amount of Advances under the Credit Facility which are due and owing;

(iv)	fourth, in reduction of the Borrower’s obligations to pay any BA Instruments under the Credit Facility which are due and owing;

(v)	fifth, in reduction of any other obligation of the Borrower under this Agreement and the other Credit Documents; and

(vi)	sixth, to the Borrower or such other Persons as may lawfully be entitled to or directed to receive the remainder.

2.10	Computations of Interest and Fees; Adjustments to Margins

(a)	All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable, and:

(i)	if based on the Canadian Prime Rate or the Base Rate (Canada) on the basis of a year of 365 or 366 days, as the case may be; or

(ii)	if based on the Eurodollar Rate on the basis of a year of 360 days.

(b)

All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days occurring in the period for which such fees are payable.

(c)

Each Applicable Margin under the Credit Facility shall, if applicable, be adjusted on the date of any change in the senior unsecured debt ratings assigned by S&P or Moody’s to CPRC’s senior unsecured debt, to equal the rate determined in accordance with Schedule 6 after giving effect to such event, and each such adjustment shall be effective for purposes of calculating the rate of interest or fees on Advances then outstanding on the date of such event.

(d)	If at the time of a change in the Applicable Margin under the Credit Facility applicable to a Drawing under the Credit Facility there exists any outstanding Drawings under the Credit Facility, then:

(i)	in the case of an increase in the Applicable Margin, the Borrower shall pay to the Administrative Agent (for the rateable benefit of the Lenders); or

(ii)	in the case of a decrease in the Applicable Margin, the Lenders (rateably) shall credit the Borrower,

in each case, an amount in respect of each such Drawing equal to the product obtained by multiplying:

(A)

the product obtained by multiplying (w) the difference between the Applicable Margin in effect prior to such change and the Applicable Margin in effect immediately after such change, by (x) the aggregate face amount of such Drawing by

(B)	the quotient obtained by dividing (y) the number of days to maturity remaining in respect of such Drawing by (z) 365 days.

Any payment or credit as a result of a change in the Applicable Margin shall be made in respect of Drawings on the maturity date thereof in accordance with Article 4.

(e)	For purposes of the Interest Act (Canada):

(i)

whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days based on which such rate is calculated;

(ii)	the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and

(iii)	the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

2.11	Designation and Redesignation of Designated Subsidiaries

The Covenantor may, from time to time, by notice in writing to the Administrative Agent, be entitled to designate that either:

(a)	a Subsidiary shall become a Designated Subsidiary (which designation may be retroactive to include the preceding Financial Quarter); or

(b)	a Designated Subsidiary shall cease to be a Designated Subsidiary (which designation may be retroactive to include the preceding Financial Quarter);

provided that, in each case, the Covenantor shall not be entitled to designate that a Designated Subsidiary shall become or cease to be a Designated Subsidiary if a Default or an Event of Default would result from or exist immediately after such a designation. If a Designated Subsidiary ceases to be a Designated Subsidiary as permitted by this Section 2.11, the Lenders shall release any Designated Subsidiary Guarantee provided by such Designated Subsidiary if no Default or Event of Default would result therefrom.

As at the Effective Date, the only Designated Subsidiary is Mount Stephen Properties Inc.

2.12	Guarantee by a Designated Subsidiary

If, as contemplated by the definition of Subsidiary Debt, the Covenantor determines to cause a Designated Subsidiary to provide a guarantee (each a “Designated Subsidiary Guarantee”) of the present and future obligations of the Borrower hereunder:

(a)

the Designated Subsidiary Guarantee shall be substantially in the form of Article 10 hereof, subject to such changes thereto as are agreed to by the Administrative Agent and the Covenantor, each acting reasonably;

(b)	concurrently with the delivery of each such Designated Subsidiary Guarantee:

(i)

the applicable Designated Subsidiary shall deliver to the Administrative Agent such customary legal opinions and evidence of corporate existence and due authorization together with such other matters delivered in respect of the Covenantor under Section 5.1 as the Administrative Agent may reasonably require; and

(ii)

the Covenantor shall deliver to the Administrative Agent a certificate certifying that the representations and warranties contained in Section 6.1 with respect to such Designated Subsidiary and the Designated Subsidiary Guarantee provided by it are true and correct in all respects.

As at the Effective Date, there are no Designated Subsidiary Guarantors.

2.13	Cancellation or Transfer of a Lender’s Commitment

If:

(a)	any payment is required to be made by the Borrower to a Lender or Lenders (but not to all of the Lenders) pursuant to Section 11.8;

(b)	any Lender or Lenders give(s) notice to the Borrower that amounts are payable by the Borrower to such Lender or Lenders (but not to all of the Lenders) pursuant to Section 11.6(b);

(c)	a Lender (or Lenders) is (are) affected by the provisions of Section 3.3, 4.6 or 11.7 but not all Lenders are so affected;

(d)

a Lender does not provide its consent or agreement to a request by the Borrower for a waiver or amendment which requires the consent of the Lenders and as a consequence thereof such waiver or amendment cannot be obtained;

(e)	a Lender is a Defaulting Lender;

(any such Lender being called herein the “Affected Lender”)

then the Borrower may exercise one or any combination of the following so long as no Default or Event of Default has occurred and is continuing and without regard to Section 2.6:

(f)

upon at least five (5) Business Days prior written notice to the Administrative Agent (other than in the case of Section 2.13(e) in which case written notice may be effective immediately), irrevocably cancel all but not part of the Affected Lender’s Commitment if on or prior to the last day of such notice period the Borrower has prepaid or otherwise reduced all Accommodations Outstanding to such Affected Lender, and paid all accrued interest and other charges and fees in respect of such Accommodations Outstanding; or

(g)

within sixty (60) days of a Lender becoming an Affected Lender, arrange for a replacement lender or lenders (provided that such lender or lenders, if not a Lender, shall be approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed) to replace the Affected Lender’s Commitment and any such replacement lender shall be novated into this Agreement in the place and stead of the Affected Lender upon payment to the Affected Lender of the amounts referred to in Section 2.13(f) hereof;

provided that, notwithstanding the foregoing, the Borrower may exercise their rights under Section 2.13(f) and 2.13(g) pursuant to Section 2.13(d) if a Default has occurred and is continuing provided that all Lenders other than the Affected Lender or Affected Lenders have provided the consent or agreement to such waiver or amendment and that by exercising such rights the Default is cured or waived by all Lenders after giving effect to any such cancellation or replacement, as the case may be. If, in any circumstance referred to in Sections 2.13(a), 2.13(b), 2.13(c) or 2.13(d), there is more than one Affected Lender who have become such for the same reason and at the same costs or potential cost to the Borrower, the Borrower shall deal with all such Affected Lenders in an equivalent manner.

ARTICLE 3

ADVANCES

3.1	The Advances

On the Effective Date, and subject to satisfaction of the conditions precedent in Section 5.1, each Lender agrees to make a single Advance up to the amount of its Commitment. Any portion of such Lender’s Commitment not advanced on the Effective Date shall be cancelled. Unless otherwise agreed by the Agent, Borrowings shall be made on the number of days prior notice specified in Schedule 5, given not later than 9:00 a.m. (Calgary time) by the Borrower to the Administrative Agent.    Each notice of Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 2, shall be irrevocable and binding on the Borrower and shall specify:

(a)	the requested date of the Borrowing;

(b)	the Type of Advance requested;

(c)	the aggregate amount of the Borrowing; and

(d)	in the case of a Fixed Rate Advance, the initial Interest Period.

Upon receipt by the Administrative Agent of funds from the Lenders and fulfilment of the applicable conditions set forth in Article 5, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2.

3.2	Conversions and Rollovers Regarding Advances

(a)	The Borrower may elect to:

(i)

change any Advance, or portion thereof, in each case, in the minimum aggregate amount and in an integral multiple of the amount set forth in Schedule 5 to another Type of Advance or convert an Advance to another Type of Accommodation (y) in the case of a Floating Rate Advance, as of any Business Day, and (z) in the case of a Fixed Rate Advance, as of the last day of the Interest Period applicable to such Fixed Rate Advance, provided that in the case of the change or conversion of a Canadian Dollar Advance to a U.S. Dollar Advance, or a U.S. Dollar Advance to a Canadian Dollar Advance, the principal amount and interest thereon of such Advance to be changed or converted is paid in full on the date of such change or conversion; or

(ii)	continue any Fixed Rate Advance for a further Interest Period beginning on the last day of the then current Interest Period applicable to such Advance.

(b)

Each election to change or convert an Advance into another Type of Advance or Type of Accommodation or to continue a Fixed Rate Advance for a further Interest Period, shall be made on the number of days prior notice specified in Schedule 5 given, in each case, not later than 9:00 a.m. (Calgary time) by the Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election”) shall be given substantially in the form of Schedule 3 and shall be irrevocable and binding upon the Borrower. If the Borrower fails to deliver an Interest Rate Election to the Administrative Agent for any Fixed Rate Advance under the Credit Facility as provided in this Section 3.2, such Fixed Rate Advance shall be converted (as of the last day of the applicable Interest Period) to and be outstanding as a Base Rate (Canada) Advance. The Borrower shall not select an Interest Period which conflicts with the definition of Interest Period in Section 1.1.

3.3	Market Disruption Respecting Libor Loans

(a)	If at any time subsequent to the Borrower giving the Borrowing Notice or an Interest Rate Election to the Administrative Agent with regard to any requested Eurodollar Rate Advance:

(i)

the Administrative Agent (acting reasonably) determines that by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to, or deposits are not available in sufficient amounts in the ordinary course of business at the rate determined hereunder to fund, a requested Eurodollar Rate Advance during the ensuing Interest Period selected;

(ii)

the Administrative Agent (acting reasonably) determines that the making or continuing of the requested Eurodollar Rate Advance by the Lenders under the Credit Facility has been made impracticable by the occurrence of an event which materially adversely affects the London interbank market generally; or

(iii)

the Administrative Agent is advised by Lenders under the Credit Facility holding at least 35% of the Commitment under the Credit Facility by written notice (each, a “Lender Eurodollar Suspension Notice”), such notice to be received by the Administrative Agent no later than 12:00 noon (Calgary time) on the third Business Day prior to the date of the requested change or conversion of an Advance, as applicable, that such Lenders have determined (acting reasonably) that the Eurodollar Rate will not or does not adequately reflect the effective cost of funds to such Lenders of U.S. Dollar deposits in such market for the relevant Interest Period, then the Administrative Agent shall give notice thereof to the Lenders under the Credit Facility and the Borrower as soon as possible after such determination or receipt of such Lender Eurodollar Suspension Notice, as applicable, and the Borrower shall, within one (1) Business Day after receipt of such notice and in replacement of the Interest Rate Election previously given by the Borrower, give the Administrative Agent a Interest Rate Election which specifies the conversion of the relevant Eurodollar Rate Advance on the last day of the applicable Interest Period into any other Accommodation under the Credit Facility which would not be affected by the notice from the Administrative Agent pursuant to this Section 3.3. In the event the Borrower fails to give, if applicable, a valid replacement Interest Rate Election with respect to the maturing Eurodollar Rate Advances which were the subject of an Interest Rate Election, such maturing Eurodollar Rate Advances shall be converted on the last day of the applicable Interest Period into a Base Rate (Canada) Advance under the Credit Facility as if a valid replacement Interest Rate Election had been given to the Administrative Agent by the Borrower pursuant to the provisions hereof.

(b)	Benchmark Replacement:

(i)	Eurodollar Rate Replacement:

(A)

On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of Eurodollar Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight, 1-month, 3-month, 6-month and 12-month Eurodollar Rate tenor settings. On the earlier of (I) the date that all Available Tenors of Eurodollar Rate have either permanently or indefinitely ceased to be provided by the IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (II) the Early Opt-in Effective Date, if the then-current Benchmark is Eurodollar Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Credit Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on the last day of the Interest Period;

(B)

Notwithstanding anything to the contrary herein or in any other Credit Document, if a Term SOFR Transition Event and the Term SOFR Transition Time have occurred prior to any setting of the then-current Benchmark and a subsequent Benchmark Transition Event has not occurred, then the applicable Benchmark Replacement in subparagraph (a) of the definition thereof will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document;

(ii)

Replacing Future Benchmarks: Subject to Section 3.3(b)(i)(B), upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (Calgary time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Majority Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a conversion to or continuation of Accommodations to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a conversion to Base Rate (Canada) Advance. During the period referenced in the foregoing sentence, the component of Base Rate (Canada) based upon the Benchmark will not be used in any determination of the Base Rate (Canada);

(iii)

Benchmark Replacement Conforming Changes: In connection with the implementation and administration of a Benchmark Replacement (including, for the avoidance of doubt, in connection with the occurrence of a Term SOFR Transition Event), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement;

(iv)

Notices; Standards for Decisions and Determinations: The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (C) the occurrence of a Term SOFR Transition Event and (C) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(b);

(iv)

Unavailability of Tenor of Benchmark: At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or Eurodollar Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings; and

(v)

No Liability of the Administrative Agent: The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including any Benchmark Replacement) or the effect of any of the foregoing or of any Benchmark Replacement Conforming Changes.

(f)	As used in this Section 3.3(b), the following terms have the following meanings:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date;

“Benchmark” means, initially, Eurodollar Rate, provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof;

“Benchmark Replacement” means, for any Available Tenor:

(a)	For purposes of Section 3.3(b)(i)(A), the first alternative set forth below that can be determined by the Administrative Agent:

(i)

the sum of: (A) Term SOFR and (B) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(ii)

the sum of: (A) Daily Simple SOFR and (B) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of Eurodollar Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (i) of this Section; and

(b)

For purposes Section 3.3(b)(ii), the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents;

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate (Canada)”, the definition of “Eurodollar Rate,” the definition of “Interest Period,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides, acting reasonably, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents);

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than Eurodollar Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date (in which case the “Benchmark Transition Event” will occur on such specified date) to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored;

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its discretion, acting reasonably;

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 3:00 p.m. (Calgary time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Majority Lenders;

“Early Opt-in Election” means the occurrence of:

(a)

a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(b)

the joint election by the Administrative Agent and the Borrower to trigger a fallback from Eurodollar Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the Benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to Eurodollar Rate, and if for any reason no such Benchmark rate floor is provided, Floor shall be deemed to be zero;

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto;

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time);

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body;

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event;

“Term SOFR Transition Event” means the determination by the Administrative Agent that (i) Term SOFR has been recommended for use by the Relevant Governmental Body, (ii) the administration of Term SOFR is administratively feasible for the Administrative Agent and the Borrower and (iii) a Benchmark Replacement resulting in Term SOFR replacing any prior Benchmark has not previously occurred; and

“Term SOFR Transition Time” means 3.00 p.m. (Calgary time) on the fifth Business Day after a Term SOFR Notice has been provided to the Lenders and the Borrower pursuant to Section 3.3(b)(i)(B).

3.4	CDOR Rate Discontinuance

(a)	If at any time the Administrative Agent determines in good faith (which determination shall be conclusive, absent manifest error) that:

(i)	an interest rate or discount rate is not ascertainable pursuant to the provisions of the definition of “CDOR Rate” and the inability to ascertain such rate is unlikely to be temporary;

(ii)

the regulatory supervisor for the administrator of the CDOR Rate screen rate, the Bank of Canada, an insolvency official with jurisdiction over the administrator for the CDOR Rate, a resolution authority with jurisdiction over the administrator for the CDOR Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the CDOR Rate, has made a public statement, or published information, stating that the administrator of the CDOR Rate, has ceased or will cease to provide the CDOR Rate, permanently or indefinitely on a specific date; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate;

(iii)

the administrator of the CDOR Rate screen rate or a Governmental Entity having jurisdiction over the Administrative Agent or the administrator of the CDOR Rate screen rate has made a public statement identifying a specific date after which the CDOR Rate, or the CDOR Rate screen rate shall no longer be made available, or used for determining the interest rate of loans or the discount rates for bankers’ acceptances; provided that, at that time, there is no successor administrator that will continue to provide the CDOR Rate,

(the date of determination or such specific date in the foregoing paragraphs (i) through (iii), the “CDOR Discontinuation Date”), or

(iv)

syndicated loans currently being executed, or that include language similar to that contained in this Section 3.4, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the CDOR Rate, then the Administrative Agent and the Borrower shall negotiate in good faith to select a replacement index rate for the CDOR Rate and make such spread adjustments thereto and other related amendments to this Agreement such that, to the extent practicable, the all-in rate paid by the Borrower under this Agreement based on the replacement index rate will be substantially equivalent to the CDOR Rate immediately prior to the CDOR Rate’s replacement.

(b)

Upon an agreement being reached between the Administrative Agent and the Borrower pursuant to clause (a) above, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement that gives effect to the replacement index rate, spread adjustments and such other related amendments as may be appropriate in the discretion of the Administrative Agent for the implementation and administration of Canadian Dollar loans bearing interest or bankers’ acceptances with discount rates calculated with reference to the replacement index rate. Notwithstanding anything to the contrary in this Agreement (including Section 11.1) or any other Credit Document, such amendment shall become effective at 5:00 p.m. (Calgary time) on the fifth Business Day after a copy of the amendment is provided to the Lenders and without any further action or consent of any other party to this Agreement, unless the Administrative Agent receives, on or before such date and time, a written notice from the Majority Lenders stating that such Lenders object to such amendment.

(c)

Selection of the replacement index rate, spread adjustments, and all other related amendments to this Agreement contemplated by this Section shall give due consideration to the prevailing market practice for: (i) determining a rate of interest applicable to newly originated Canadian Dollar loans made in Canada at such time and for determining the discount rate for Canadian Dollar bankers’ acceptances issued and accepted in Canada at such time, and (ii) transitioning existing loans and bankers’ acceptances from CDOR Rate-based rates to loans bearing interest and bankers’ acceptances with discount rates calculated with reference to the new reference index rate.

(d)

Until an amendment reflecting the transition to such a new reference index rate becomes effective as contemplated by this Section, the discount rate applicable to each Advance, conversion or rollover of a Bankers’ Acceptance, Draft or BA Equivalent Note shall continue to be calculated with reference to the CDOR Rate; provided that if the Administrative Agent determines (which determination shall be conclusive, absent manifest error) that a CDOR Discontinuation Date has occurred, then following the CDOR Discontinuation Date, until such time as an amending agreement adopting such a new reference index rate becomes effective as contemplated by this Section:

(i)

any requested Advance by way of, conversion into, or rollover of, a Bankers’ Acceptance, Draft or a BA Equivalent Note under the Credit Facility shall be deemed to be a request for a Canadian Prime Rate Advance in the same principal amount under the same Credit Facility; and

(ii)

in respect of a maturing Bankers’ Acceptance, Draft or BA Equivalent Note under the Credit Facility, in the event the Borrower fails to give, if applicable, an Interest Rate Election with respect thereto specifying the conversion of such Bankers’ Acceptance, Draft or BA Equivalent Note on the maturity date thereof into an Advance other than a Bankers’ Acceptance, Draft or BA Equivalent Note (and provided a valid notice of repayment pursuant to Section 2.8(d) has not been delivered to the Administrative Agent in respect thereof), such maturing Bankers’ Acceptance, Draft or BA Equivalent Note shall be converted on the maturity date thereof into a Canadian Prime Rate Advance under the same Credit Facility as if a valid Interest Rate Election had been given to the Administrative Agent by the Borrower pursuant to the provisions hereof.

(e)

Notwithstanding any other provision of the Agreement, if at any time the replacement index rate agreed upon to replace the CDOR Rate shall be less than zero, it shall be deemed to be zero for the purposes of the Agreement.

(f)	For certainty, upon the occurrence of a CDOR Discontinuation Date, the Canadian Prime Rate shall be determined without regard to subparagraph (b) of the definition thereof.

3.5	Interest on Advances

The Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance or conversion of another Type of Advance into such Advance until the date on which the principal amount of the Advance is repaid in full or is converted into another Type of Advance or Type of Accommodation at the following rates per annum:

(a)

Base Rate (Canada) Advances. If and so long as such Advance is a Base Rate (Canada) Advance and subject as provided in the following sentence, at a rate per annum equal at all times to the Base Rate (Canada) in effect from time to time plus the Applicable Margin under the Credit Facility, calculated daily and payable in arrears:

(i)	on the first day of each month in each year; and

(ii)	on the day on which such Base Rate (Canada) Advance becomes due and payable in full pursuant to the provisions hereof.

Any amount of principal of, or interest on, any such Base Rate (Canada) Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Base Rate (Canada) in effect from time to time plus the Applicable Margin under the Credit Facility plus 1%.

(b)

Canadian Prime Rate Advances. If and so long as such Advance is a Canadian Prime Rate Advance and subject as provided in the following sentence, at a rate per annum equal at all times to the Canadian Prime Rate in effect from time to time plus the Applicable Margin under the Credit Facility, calculated daily and payable in arrears:

(i)	on the first day of each month in each year; and

(ii)	on the day on which such Canadian Prime Rate Advance becomes due and payable in full pursuant to the provisions hereof.

Any amount of principal of, or interest on, any such Canadian Prime Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Canadian Prime Rate in effect from time to time plus the Applicable Margin under the Credit Facility plus 1%.

(c)

Eurodollar Rate Advances. If and so long as such Advance is a Eurodollar Rate Advance and subject as provided in the following sentence, at a rate per annum equal at all times during any Interest Period for such Eurodollar Rate Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin under the Credit Facility, calculated daily and payable in arrears:

(i)	in the case of an Interest Period longer than three (3) months, on the date falling three (3) months from the beginning of such Interest Period;

(ii)	on the last day of such Interest Period; and

(iii)	on the day on which such Eurodollar Rate Advance becomes due and payable in full pursuant to the provisions hereof.

Any amount of principal or interest on any such Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall be payable on demand and shall bear interest (both before and after judgment), from the date on which such amount is due until such amount is paid in full, at a rate per annum equal to the Base Rate (Canada) in effect from time to time plus the Applicable Margin under the Credit Facility plus 1%.

ARTICLE 4

BANKERS’ ACCEPTANCES

4.1	Acceptances and Drafts

(a)

Each Lender severally agrees, on the terms and conditions of this Agreement, and in accordance with the applicable Drawing Notice, from time to time on any Business Day prior to the Maturity Date in respect of such Lender:

(i)

in the case of a Lender which is willing and able to accept Drafts, to create acceptances (“Bankers’ Acceptances”) by accepting Drafts and to purchase such Bankers’ Acceptances in accordance with Section 4.3(b); and

(ii)

in the case of a Lender which is unwilling or unable to accept Drafts, to purchase completed Drafts (which have not and will not be accepted by such Lender or any other Lender) in accordance with Section 4.3(b).

(b)

Each requested Drawing shall be in the minimum aggregate Face Amount and in an integral multiple of the amount set forth in Schedule 5 and shall consist of the creation and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the Drawing Price, by the relevant Lenders in accordance with Section 4.3 and their respective Lender’s Commitment under the Credit Facility.

(c)

The aggregate Face Amount of the Bankers’ Acceptances to be created and purchased by a Lender or Drafts to be purchased by a Lender on any Drawing Date (upon a conversion or otherwise), shall be determined by the Administrative Agent based upon each Lender’s rateable portion of the Drawing, except that, if the Face Amount of any Bankers’ Acceptance to be created and purchased or Draft to be purchased, determined as aforesaid, would not be in an integral multiple of Cdn. $100,000, the Administrative Agent in its sole discretion may increase such Face Amount to the nearest whole multiple of Cdn. $100,000 or may reduce such Face Amount to the nearest whole multiple of Cdn. $100,000.

4.2	Form of Drafts

Each Draft presented by the Borrower shall:

(a)	be in an integral multiple of Cdn. $100,000;

(b)	be dated the date of the Drawing; and

(c)

mature and be payable by the Borrower (in common with all other Drafts presented in connection with such Drawing) on a Business Day which occurs approximately one (1) month, two (2) months or three (3) months, at the election of the Borrower (or at such other time as may be agreed to by the Borrower and the applicable Lenders, acting reasonably), after the Drawing Date and, subject to Section 1.7, on or prior to the latest Maturity Date.

4.3	Procedure for Drawing

(a)

Each Drawing shall be made on notice (a “Drawing Notice”) given by the Borrower to the Administrative Agent not later than 9:00 a.m. (Calgary time) on the number of days’ notice specified in Schedule 5. Each Drawing Notice shall be in substantially the form of Schedule 4, shall be irrevocable, except as provided in Section 4.6(a), shall be binding on the Borrower and shall specify:

(i)	the Credit Facility;

(ii)	the Drawing Date;

(iii)	the aggregate Face Amount of Bankers’ Acceptances or Drafts to be accepted, if applicable, and purchased; and

(iv)	the tenure thereof.

(b)

Not later than noon (Calgary time) on an applicable Drawing Date, each Lender under the Credit Facility shall complete one or more Drafts under the Credit Facility in accordance with the Drawing Notice and either:

(i)	accept the Drafts and purchase the Bankers’ Acceptances so created for the Drawing Price; or

(ii)	purchase the Drafts for the Drawing Price.

In each case, upon receipt by the Administrative Agent of funds from the Lenders under the Credit Facility on account of the Drawing Price and upon fulfilment of the applicable conditions set forth in Article 5, the Administrative Agent shall make such funds available to the Borrower in accordance with Article 2.

(c)

The Borrower shall, at the request of any Lender under the Credit Facility, issue one or more non-interest bearing promissory notes under the Credit Facility (each a “BA Equivalent Note”) payable on the maturity date of any unaccepted Draft referred to above, in such form as any such Lender may reasonably specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Draft which any such Lender has purchased in accordance with Section 4.3(b).

(d)

Bankers’ Acceptances purchased by a Lender may be held by it for its own account until the maturity date thereof or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion.

4.4	Presigned Draft Forms

(a)

Subject to paragraph (b) of this Section 4.4, in order to enable the Lenders under the Credit Facility to create Bankers’ Acceptances or complete Drafts in the manner specified in this Article 4, the Borrower shall supply each Lender under the Credit Facility with such number of Drafts as it may reasonably request, duly signed and endorsed on behalf of the Borrower. Each Lender under the

Credit Facility hereby indemnifies the Borrower against any loss or improper use thereof by such Lender, will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by the Borrower, promptly advise the Borrower of the number and designations, if any, of uncompleted Drafts held by it for the Borrower. The signature of any officer of the Borrower on a Draft may be mechanically reproduced and any BA Instrument bearing a facsimile signature shall be binding upon the Borrower as if it had been manually signed. Even if the individuals whose manual or facsimile signature appears on any BA Instrument no longer hold office at the date of its acceptance by the Lender or at any time after such date, any BA Instrument so signed shall be valid and binding upon the Borrower. No Lender shall be liable for its failure to accept a Draft as required hereby if the cause of such failure is, in whole or in part, due to the failure of the Borrower to provide Drafts to such Lender on a timely basis.

(b)

The Borrower hereby irrevocably appoints each Lender under the Credit Facility as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, any BA Instrument under the Credit Facility necessary to enable each Lender to make Drawings in the manner specified in this Article 4 under the Credit Facility. All Bankers’ Acceptances signed or endorsed on the Borrower’s behalf by a Lender shall be binding on the Borrower, all as if duly signed or endorsed by the Borrower. Each Lender shall:

(i)

maintain a record under the Credit Facility with respect to any BA Instrument completed in accordance with this Section 4.4, voided by it for any reason, accepted and purchased by it hereunder, and cancelled at its respective maturity; and

(ii)

retain such records in the manner and for the statutory periods provided in the various provincial or federal statutes and regulations which apply to such Lender and make such records available to the Borrower acting reasonably.

On request by the Borrower, a Lender shall cancel and return to the possession of the Borrower all BA Instruments under the Credit Facility which have been pre-signed or pre-endorsed on behalf of the Borrower and which are held by such Lender and are not required to make Drawings in accordance with this Article 4 under the Credit Facility.

4.5	Payment, Conversion or Renewal of BA Instruments

(a)	Upon the maturity of a BA Instrument under the Credit Facility, the Borrower may:

(i)	elect to issue a replacement Bankers’ Acceptance or Draft by giving a Drawing Notice in accordance with Section 4.3(a) under the Credit Facility;

(ii)

elect to have all or a portion of the Face Amount of such BA Instrument converted to an Advance (provided that in the case of a conversion of a portion only of the Face Amount of the BA Instrument, the remaining Face Amount, if any, of such BA Instrument shall not be less than the minimum Face Amount set forth in Schedule 5) by giving a Borrowing Notice in accordance with Section 3.1; or

(iii)

pay, on or before 10:00 a.m. (Calgary time) on the maturity date for the BA Instrument, an amount in Canadian Dollars equal to the Face Amount of the BA Instrument (notwithstanding that a Lender may be the holder of it at maturity).

Any such payment shall satisfy the Borrower’s obligations under the BA Instrument to which it relates and the relevant Lender shall then be solely responsible for the payment of the BA Instrument.

(b)

If the Borrower fails to pay any BA Instrument under the Credit Facility when due or to request a replacement in the Face Amount of such BA Instrument pursuant to Section 4.5(a), the unpaid amount due and payable shall be converted to a Canadian Prime Rate Advance and shall bear interest calculated and payable as provided in Article 3. This conversion shall occur as of the maturity date of the BA Instrument and without any necessity for the Borrower to give a Borrowing Notice.

4.6	Circumstances Making Bankers’ Acceptances Unavailable

If:

(a)

the Administrative Agent, acting reasonably, makes a determination, which determination shall be conclusive and binding upon the Borrower, and notifies the Borrower, that there no longer exists an active market for Bankers’ Acceptances and Drafts; or

(b)

the Administrative Agent is advised by Lenders under the Credit Facility holding at least 35% of the Commitment under the Credit Facility by written notice (each, a “Lender BA Suspension Notice”) that such Lenders have determined, acting reasonably, that the Reference Discount Rate will not or does not accurately reflect the cost of funds of such Lenders or the discount rate which would be applicable to a sale of Bankers’ Acceptances or Drafts by such Lenders in the market;

then:

(c)

the right of the Borrower(s) to request Bankers’ Acceptances or Drafts from any Lender under the Credit Facility shall be suspended until the Administrative Agent determines that the circumstances causing such suspension no longer exist and so notifies the Borrower and the Lenders under the Credit Facility;

(d)

any outstanding Drawing Notice requesting a Drawing by way of Bankers’ Acceptances and/or Drafts under the Credit Facility shall be deemed to be a Borrowing Notice requesting a Canadian Prime Rate Advance in the amount specified in the original Borrowing Notice under the Credit Facility;

(e)

any outstanding Interest Rate Election requesting a conversion of a Base Rate (Canada) Advance or a Eurodollar Rate Advance into a Bankers’ Acceptance and/or Draft shall be deemed to be a notice requesting a conversion of such Base Rate (Canada) Advance or Eurodollar Rate Advance into a Canadian Prime Rate Advance under the Credit Facility; and

(f)

any outstanding Interest Rate Election requesting a rollover of a Bankers’ Acceptance and/or Draft shall be deemed to be a notice requesting a conversion of such Bankers’ Acceptances and/or Drafts into a Canadian Prime Rate Advance under the Credit Facility.

The Administrative Agent shall promptly notify the Borrower and the Lenders under the Credit Facility of any suspension of the Borrower’s right to request Bankers’ Acceptances and Drafts and of any termination of any such suspension. A Lender BA Suspension Notice shall be effective upon receipt of the same by the Administrative Agent if received prior to 12:00 noon (Calgary time) on a Business Day and if not, then on the next following Business Day, except in connection with a Drawing Notice or Interest

Rate Election previously received by the Administrative Agent, in which case the Lender BA Suspension Notice shall only be effective with respect to such previously received Drawing Notice or Interest Rate Election under the Credit Facility if received by the Administrative Agent prior to 12:00 noon (Calgary time) two (2) Business Days prior to the proposed date of the Drawing applicable to such previously received Drawing Notice or Interest Rate Election, as applicable.

ARTICLE 5

CONDITIONS OF LENDING

5.1	Conditions Precedent to Closing

This Agreement shall be effective upon the fulfilment of the following conditions precedent on the Effective Date:

(a)

the Administrative Agent shall have received, in form, substance and dated as of a date satisfactory to the Administrative Agent and its counsel and in sufficient quantities for each Lender and the Administrative Agent:

(i)	executed copies of this Agreement and the other Credit Documents required to be executed prior to the initial Accommodation hereunder;

(ii)

a certificate of a senior officer of the Covenantor certifying that no Default or Event of Default has occurred and is continuing and that the representations and warranties in Section 6.1 are true and correct in all material respects;

(iii)	a certified copy of:

(A)	the Articles and by-laws of the Covenantor and the Borrower;

(B)

evidence of the corporate authority of the Covenantor and the Borrower with respect to the borrowing and other matters contemplated by this Agreement and the entering into and completion of all transactions contemplated by the other Credit Documents; and

(C)	all other instruments evidencing necessary corporate action of the Covenantor and the Borrower with respect to such matters;

(iv)	a certificate of an officer of the Covenantor and the Borrower certifying the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents;

(v)	a certificate of status, compliance or like certificate with respect to the Covenantor and the Borrower issued by the appropriate Governmental Entity of the jurisdiction of its incorporation;

(vi)	favourable opinions of counsel to the Covenantor and the Borrower as to such matters as the Administrative Agent may reasonably request;

(vii)	favourable opinions of counsel to the Lenders as to such matters as the Administrative Agent may reasonably request; and

(viii)	such other documents and instruments as the Administrative Agent may reasonably request; and

(b)	all fees and other amounts then payable under the Credit Documents shall have been paid in full, including, without limitation, all upfront fees agreed between CPRC and the Administrative Agent.

5.2	Accommodations, Rollovers, Conversions and Renewals

Except as provided in this Section 5.2, each request after the date hereof by the Borrower for an Accommodation, conversion, rollover, renewal or replacement of an Accommodation as contemplated by Section 3.1, Section 3.2, Section 4.3 and Section 4.5(a) shall be subject to the condition that at the time of each such request and each such Accommodation, conversion, rollover, renewal or replacement, no Default or Event of Default shall have occurred and be continuing and each such request and the acceptance of each such Accommodation by the Borrower shall be deemed to constitute a representation and warranty to that effect. However:

(a)

if a Default has occurred and is continuing and the Borrower has disclosed that fact to the Administrative Agent or the Lenders in writing, the Borrower may request an Accommodation, a rollover, a conversion, a renewal or a replacement (and will not be deemed to have represented that no Default has occurred and is continuing) provided that in such circumstances the Borrower will not be entitled to request an Accommodation, make an Interest Rate Election (in the case of a Fixed Rate Advance) or request a replacement Bankers’ Acceptance having an Interest Period or term to maturity, respectively, exceeding thirty (30) days unless the Administrative Agent, in its discretion acting reasonably, consents thereto; and

(b)

if an Event of Default has occurred and is continuing, the Borrower may not request an Accommodation, a rollover, a conversion, a renewal or a replacement without the prior consent of the Majority Lenders and each Fixed Rate Advance outstanding shall be converted to a Base Rate (Canada) Advance on the last day of the Interest Period applicable thereto and each outstanding Bankers’ Acceptance shall be converted to a Canadian Prime Rate Advance on its maturity, in each case unless the Majority Lenders otherwise agree.

5.3	No Waiver

The making of an Accommodation or otherwise giving effect to any Accommodation Notice, without the fulfilment of one or more conditions set forth in Sections 5.1 or 5.2, shall not constitute a waiver of any condition and the Administrative Agent and the Lenders reserve the right to require fulfilment of such condition in connection with any subsequent Accommodation Notice or Accommodation.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties

The Covenantor represents and warrants to each Lender and the Administrative Agent, acknowledging and confirming that each Lender and the Administrative Agent is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing the initial Accommodation, that:

(a)

Incorporation and Qualification. The Covenantor, the Borrower and each Designated Subsidiary is a corporation duly incorporated, continued or amalgamated, as the case may be, and validly existing under the laws of its jurisdiction of incorporation, has the legal right and all necessary corporate power and authority to own its Assets and carry on its business and is duly qualified, licensed or registered to carry on business under the laws applicable to it in all jurisdictions in which it carries on business the absence of which qualification, licensing or registration would have a Material Adverse Effect.

(b)

Corporate Power. The Covenantor, the Borrower and, if applicable, each Designated Subsidiary has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other Credit Document to which it is a party and do all acts and things and execute and deliver all other documents and instruments as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof and thereof.

(c)

Conflict with other Instruments. The execution and delivery by the Covenantor, the Borrower and, if applicable, each Designated Subsidiary and the performance by it of its obligations under, and compliance with the terms, conditions and provisions of, this Agreement and each other Credit Document to which it is a party will not conflict with or result in a breach of any of the terms, conditions or provisions of:

(i)	its Articles or by-laws;

(ii)	any applicable Law;

(iii)	any material contractual restriction binding on or affecting it or its Assets; or

(iv)	any material judgment, injunction, determination or award which is binding on it.

(d)

Corporate Action, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents to which any of the Covenantor, the Borrower or, if applicable, any Designated Subsidiary, is a party, and the performance by it of its obligations thereunder have been duly authorized by all necessary corporate action including the obtaining of all necessary shareholder consents. No authorization, consent, approval, registration, qualification, designation, declaration or filing with any Governmental Entity or other Person, is or was necessary in connection with the execution, delivery and performance of the Covenantor’s, the Borrower’s and, if applicable, each Designated Subsidiary’s obligations under the Credit Documents to which it is a party, except such as are in full force and effect, unamended, at the Effective Date.

(e)

Execution and Binding Obligation. This Agreement and the other Credit Documents to which any of the Covenantor, the Borrower or, if applicable, any Designated Subsidiary, is a party have been duly executed and delivered by each of the Covenantor, the Borrower and, if applicable, each such Designated Subsidiary, as the case may be, and constitute legal, valid and binding obligations of each of the Covenantor, the Borrower and, if applicable, each Designated Subsidiary, as the case may be, enforceable against it in accordance with its respective terms, subject only to any limitation under applicable laws relating to:

(i)	bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and

(ii)	the discretion that a court may exercise in the granting of equitable remedies.

(f)

Authorizations, etc. Each of the Covenantor, the Borrower and each Designated Subsidiary possesses all authorizations, permits, consents, registrations and approvals necessary to properly conduct its business the absence of which would have a Material Adverse Effect.

(g)	Ownership of Property. The Assets of the Covenantor, the Borrower and each Designated Subsidiary are free and clear of any Lien except for Permitted Liens and Liens not prohibited by Section 7.2(a).

(h)

No Litigation. To the Covenantor’s knowledge and except as previously disclosed in writing by the Covenantor to the Administrative Agent, there is not now pending or threatened in writing against it, the Borrower or any Designated Subsidiary, any litigation, action, suit or other proceedings by or before any court, tribunal or other Governmental Entity in Canada, the United States of America or elsewhere or before any arbitrator, and which, in any such case, would reasonably be expected to have a Material Adverse Effect having regard to, among other things, applicable insurance coverage, or which purports to affect the legality, validity or enforceability of this Agreement, any other Credit Document or any other instrument contemplated hereby or thereby.

(i)	Environmental Matters. None of the Covenantor, the Borrower or the Designated Subsidiaries:

(i)

has failed to comply with any of the requirements of any applicable Environmental Law, the non-compliance with which, alone or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or

(ii)

is the subject of any pending or, to the knowledge of the Covenantor, threatened in writing, private or federal, provincial, state or local governmental proceeding or investigation relating to a release of any contaminants into the environment or the workplace, the use, handling, transportation or storage of any contaminants in any of its operations or any contaminants in any other respect, except proceedings which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(j)

Financial Condition. The Covenantor has delivered to the Administrative Agent a true and complete copy of its audited year-end consolidated financial statements as at December 31, 2020 and its unaudited consolidated financial statements for the Financial Quarter ended June 30, 2021 and such financial statements present fairly the consolidated financial position of the Covenantor, in accordance with GAAP, as of the date thereof and for the financial periods then ended. All financial statements of the Covenantor or the Borrower, as the case may be, which have been or will be delivered to the Administrative Agent pursuant to Section 7.1 present fairly, or will present fairly, as the case may be, the consolidated financial position of the Covenantor and its subsidiaries or the Borrower and their respective subsidiaries, as the case may be, in accordance with GAAP (except, in the case of unaudited financial statements, for exceptions which are customary for purposes of interim financial reporting and normal year end audit adjustments), as of the dates thereof and for the financial periods then ended.

(k)

Changes. Since the later of June 30, 2021 and the date to which and as at which the most recent financial statements delivered to the Administrative Agent pursuant to this Agreement have been prepared there has occurred no event which has had a Material Adverse Effect or which would reasonably be expected to have a Material Adverse Effect, except as previously disclosed by the Covenantor to the Administrative Agent in writing.

(l)

Debt. All payment obligations of the Covenantor, the Borrower and any Designated Subsidiary Guarantor hereunder or under any Designated Subsidiary Guarantee (including of the Covenantor under the Guarantee in Article 10 hereof and of each Designated Subsidiary under its Designated Subsidiary Guarantee), rank at least pari passu in right of payment with the other unsecured and unsubordinated Debt for Borrowed Money of the Borrower, the Covenantor and any Designated Subsidiary Guarantor, as the case may be, (except for such claims as are preferred by operation of law).

(m)

Contractual Restrictions. There are no contractual restrictions with any Person at Arm’s Length to the Covenantor, the Borrower and each Designated Subsidiary on the declaration of dividends or distributions by any Designated Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(n)	Anti-Corruption Laws and Sanctions.

(i)	None of the Borrower or the Designated Subsidiaries is a Sanctioned Person or permanently located, organized or ordinarily resident in a Sanctioned Country;

(ii)

No part of the proceeds of an Accommodation will be knowingly (as determined at the date of such Borrowing or Drawing, as applicable) used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person known by the Borrower to be in violation of any Anti-Corruption Laws, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect, (B) for the purpose of funding, financing or facilitating any activities or, business or transaction of or with any Person known to the Borrower to be a Sanctioned Person, or in any country known to the Borrower to be a Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower or the Designated Subsidiaries, except to the extent that any such violation would not have a Material Adverse Effect or adversely affect the Administrative Agent or any Lender in any material respect; and

(iii)	Where used in this Section 6.1(n), references to “knowingly” or “known” means the actual knowledge of the president, chief executive officer, chief financial officer or treasurer of the Borrower.

6.2	Survival of Representations and Warranties

The representations and warranties in this Agreement and in any certificates or documents delivered to the Administrative Agent hereunder shall not merge in or be prejudiced by and shall survive any Accommodation and shall continue in full force and effect as of the date made or given so long as any amounts are owing by either of the Borrower to the Lenders under this Agreement.

ARTICLE 7

COVENANTS OF THE COVENANTOR

7.1	Affirmative Covenants

So long as any amount owing by the Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement, unless consent is given in accordance with Section 11.1, each of the Covenantor and the Borrower shall:

(a)	Financial Reporting. Deliver to the Administrative Agent with sufficient copies for each of the Lenders and the Administrative Agent:

(i)

subject as hereinafter provided, as soon as practicable and in any event within forty-five (45) days after the end of each Financial Quarter of each Financial Year (except for the last Financial Quarter of each Financial Year), the unaudited interim consolidated financial statements of the Covenantor for such period (and for the year to date) consisting of at least a balance sheet, and statements of earnings, retained earnings and changes in financial position prepared in accordance with GAAP (except for exceptions which are customary for purposes of interim financial reporting and normal year end audit adjustments) with comparative figures for the corresponding period in the preceding Financial Year;

(ii)

subject as hereinafter provided, as soon as practicable and in any event within ninety (90) days after the end of each Financial Year, the audited annual consolidated financial statements for such Financial Year for the Covenantor consisting of at least a balance sheet and statements of earnings, retained earnings and changes in financial position in reasonable detail and accompanied by an auditor’s report, which report shall not be subject to an Impermissible Qualification;

(iii)

as soon as practicable and in any event within forty-five (45) days after the end of each Financial Quarter of each Financial Year (except for the last Financial Quarter of any Financial Year, in which case within 90 days after the end of such Financial Quarter), a certificate of a senior officer of the Covenantor calculating the Financial Covenant as at the end of such Financial Quarter or such Financial Year and certifying no Default or Event of Default has occurred and is continuing;

(iv)	forthwith upon sending of same to the Covenantor’s shareholders, copies of all reports, financial statements, proxy circulars and other information sent by the Covenantor to such shareholders; and

(v)	forthwith upon filing of same, copies of all material change reports filed by the Covenantor with securities regulatory authorities;

provided, however, that the consolidated financial statements specified in Section 7.1(a)(i) and Section 7.1(a)(ii) shall also be provided in respect of CPRC and its Subsidiaries and in respect of each other Borrower that is not a Subsidiary of CPRC at any time that the Covenantor shall carry on any business other than owning shares of CPRC. The requirement to deliver the foregoing financial statements in Section 7.1(a)(i) and (ii) and the information referred to in Section 7.1(a)(iv) and (v) may be satisfied by the Covenantor and, if applicable, CPRC and any other Borrower, posting such financial statements or other information on www.SEDAR.com or on the website of the Covenantor or CPRC, as applicable, within the time periods referred to above and forthwith advising the Administrative Agent that such financial statements and other information have been so posted and the details of any website on which the same have been posted.

(b)	Additional Reporting Requirements. Deliver to the Administrative Agent (with sufficient copies for each of the Lenders and the Administrative Agent):

(i)

as soon as practicable, and in any event within ten (10) days after a senior officer of the Covenantor or the Borrower has knowledge of the occurrence of each Default or Event of Default, a statement of the chief financial officer or treasurer of CPRC or any other officer acceptable to the Administrative Agent setting forth the details of the Default or Event of Default and the action which the Covenantor and the Borrower propose to take or have taken;

(ii)

promptly in writing a notice of any previously undisclosed actions, suits, arbitrations or proceedings pending, taken or threatened before or by any Governmental Entity or other Person against the Covenantor or any of its subsidiaries which if determined adversely to the interests of any of them would have a Material Adverse Effect; and

(iii)	promptly in writing a notice of any change in the debt rating assigned to CPRC’s senior unsecured and unsubordinated Debt for Borrowed Money by S&P or Moody’s.

(c)

Corporate Existence. Except as otherwise permitted in this Agreement, preserve and maintain, and cause the Designated Subsidiaries to preserve and maintain, its and their respective corporate existence, in each case where failure to do so would reasonably be expected to have a Material Adverse Effect.

(d)

Compliance with Laws, etc. Comply, and cause each Designated Subsidiary to comply, with the requirements of all applicable Laws, non compliance with which would reasonably be expected to have a Material Adverse Effect.

(e)

Maintenance of Properties, etc. Maintain and preserve, and cause the Designated Subsidiaries to maintain and preserve, all of its and their respective Assets used or useful in its and their respective businesses in good repair, working order and condition (reasonable wear and tear excepted), where failure to maintain or preserve the properties in that state would reasonably be expected to have a Material Adverse Effect.

(f)

Insurance. Insure and keep insured, and cause the Designated Subsidiaries to insure and keep insured, its and their respective Assets, which are of an insurable nature, against such risks, in such amount and in such manner as is usual in the case of corporations similarly situated and operating generally similar Assets and with such reputable insurance companies or associations as it may select; provided that the Covenantor, the Borrower and each Designated Subsidiary may from time to time adopt other methods or plans of protection, including self-insurance, against risks in substitution or partial substitution for the aforesaid insurance.

(g)

Access to Information. Subject to the next following sentence, at the request of the Administrative Agent, provide to the Administrative Agent such information in respect of the Covenantor and its subsidiaries as may be reasonably requested by the Administrative Agent. Neither the Covenantor nor the Borrower shall be required to provide the Administrative Agent or the Lenders, as the case may be, with information under this Section 7.1(g) which is price or commercially sensitive or which it is prohibited by contract or Law to do so or which would require the Covenantor or any of its Subsidiaries to make a securities filing or press release in order to comply with securities disclosure rules as a result of such disclosure to the Lenders.

(h)

Payment of Taxes. Pay, on or before the date for payment thereof all taxes, assessments and governmental charges or levies imposed upon the Covenantor, the Borrower or any Designated Subsidiary or upon its or their Assets, in each case, the non-payment of which would have a Material Adverse Effect, except any such tax, assessment, governmental charge or levy which is being contested in good faith and by proper proceedings and as to which appropriate reserves have been established in accordance with GAAP, or which is a Permitted Lien.

(i)

Ownership. Ensure that more than 50% of the economic and voting rights associated with all of the outstanding capital stock of each of the Designated Subsidiaries are owned and controlled, directly or indirectly, by the Covenantor.

(j)

Anti-Corruption Laws and Sanctions. Maintain in effect and enforce procedures to ensure compliance by the Borrower with its representation and warranty in Section 6.1(n)(ii) in respect of any requested Borrowing or Drawing.

7.2	Negative Covenants

So long as any amount owing by the Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement, unless consent is given in accordance with Section 11.1, neither the Covenantor nor the Borrower shall:

(a)

Liens. Create, incur, assume or permit to exist, or permit any Designated Subsidiary to create, incur, assume or permit to exist, any Lien (other than Permitted Liens) on any of its or their Assets securing Debt for Borrowed Money, unless, at the same time or as soon as reasonably practicable thereafter, it secures or causes to be secured equally and rateably with such Debt for Borrowed Money any Accommodations Outstanding and interest, if any, thereon.

(b)	Mergers, Etc. Enter into or permit any Designated Subsidiary to enter into any merger or consolidation with any other Person unless:

(i)

such Person is a wholly-owned Subsidiary of the Covenantor, the Borrower or a Designated Subsidiary, as the case may be, and, in the case of the Borrower, the surviving Person is not a non-resident of Canada for purposes of the Income Tax Act (Canada); or

(ii) (A)	in the case of the Covenantor, the Borrower or a Designated Subsidiary Guarantor:

(I)

the surviving Person assumes, by operation of law or amendment hereto, all of the obligations of the Covenantor or the Borrower or the applicable Designated Subsidiary Guarantor, as applicable, under the Credit Documents, including any covenants therein;

(II)	the surviving Person or the Covenantor or a Designated Subsidiary operates a railway and is organized under the laws of Canada or any province of Canada;

(III)	the senior unsecured and unsubordinated Debt for Borrowed Money of CPRC or the surviving Person to CPRC, as the case may be, shall have an external debt rating of at least the lesser of:

a.	BBB- by S&P, Baa3 by Moody’s or BBB(low) from DBRS; and

b.	the external senior debt rating assigned to the senior unsecured and unsubordinated Debt for Borrowed Money of CPRC immediately prior to the announcement of such merger or consolidation;

(IV)	the Assets of the surviving Person shall not be subject to any Liens other than Permitted Liens and Liens not prohibited under Section 7.2(a); and

(V)	the surviving person, in the case of the Covenantor or the Borrower, is not a non-resident of Canada for purposes of the Income Tax Act (Canada);

(B)

in the case of any Designated Subsidiary, other than a Designated Subsidiary Guarantor, after giving effect to such event, the senior unsecured and unsubordinated Debt for Borrowed Money of CPRC shall have an external debt rating of at least the lesser of:

(I)	BBB- by S&P, Baa3 by Moody’s or BBB(low) from DBRS; and

(II)	the external debt rating assigned to the senior unsecured and unsubordinated Debt for Borrowed Money of CPRC immediately prior to the announcement of such merger or consolidation; and

(C)	in all cases, no Default or Event of Default will remain in effect immediately after such merger or consolidation.

(c)	Disposal of Assets. Dispose of or permit any Designated Subsidiary to Dispose of, any Asset to any Person, other than Permitted Dispositions.

(d)

Change in Business. Make any material change in the nature of the Business, or permit the Borrower or any Designated Subsidiary to make any material change in the nature of the Business which would result in the principal business of the Covenantor, the Borrower and the Designated Subsidiaries, taken as a whole, not being the operation of one or more railway companies in Canada within the meaning of the Canadian Transportation Act and one or more railway companies in the United States within the meaning of comparable legislation in the United States.

(e)

Receivables Programs. Permit the aggregate of the purchase prices paid to the Covenantor, the Borrower and the Designated Subsidiaries under the outstanding programs of the Covenantor, the Borrower and the Designated Subsidiaries for the securitization of accounts receivable to exceed, at any time, Cdn. $500,000,000.

(f)

Covenantor, the Borrower and Designated Subsidiary Property. Permit, for a period of more than forty-five (45) days after the last day of the first three (3) Financial Quarters of the Financial Year or for a period of more than ninety (90) days after the last day of the Financial Year, an amount equal to:

(i)	the aggregate of the total assets of the Covenantor, the Borrower and the Designated Subsidiaries as determined on an unconsolidated basis as of the last day of such Financial Quarter:

(A)	after eliminating any investment in Subsidiaries that are not the Borrower or Designated Subsidiaries; and

(B)	by excluding all amounts which, under the definition of Consolidated Assets, are excluded in determining the Consolidated Assets of the Covenantor reported on a consolidated basis; less

(ii)	the aggregate principal amount of Subsidiary Debt and Non-Recourse Debt;

as of the last day of such Financial Quarter to be less than seventy-five percent (75%) of the Consolidated Assets of the Covenantor, as shown on the most recent consolidated balance sheet delivered to the Administrative Agent pursuant to Section 7.1(a)(i) or 7.1(a)(ii), as applicable, and as determined as of the last day of such Financial Quarter and in accordance with GAAP to the extent relevant; provided that at all times prior to the Termination Date, the asset value associated with the Acquired Business (and for certainty, the debt of the Acquired Business) shall be disregarded for purposes of determining compliance with this Section 7.2(f).

7.3	Financial Covenant

So long as any amount owing by the Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement, unless consent is given under Section 11.1, the ratio of Funded Net Debt to EBITDA of the Covenantor shall not exceed 4.00:1.00 on the last day of any period of four consecutive Financial Quarters; provided, however, that on and after the date of consummation of the Acquisition, including by Trust Closing (the “Acquisition Closing Date”), so long as any amount owing by the Borrower under this Agreement remains unpaid or any Lender has any obligation under this Agreement, unless consent is given under Section 11.1, the ratio of Funded Net Debt to EBITDA of the Covenantor shall not exceed, on the last day of any period of four consecutive Financial Quarters, for any four consecutive Financial Quarters ending on or before the date which is 24 months after the Acquisition Closing Date, 4.75:1.00.

For purposes of determining compliance with this Section 7.3 during the Calculation Period, if there has been (i) a material adverse change in the business, financial condition, operations, performance or properties of the Acquired Company and its Subsidiaries, taken as a whole, or (ii) the occurrence of an insolvency event of the type contemplated by Section 8.1(h) with respect to the Acquired Company (each of (i) or (ii), an “Excluding Event”), then (x) EBITDA shall include the Acquired Company and its Subsidiaries only to the extent of cash actually received by the Covenantor, the Borrower or any Designated Subsidiary Guarantor and (y) Funded Debt shall be calculated to exclude the Funded Debt attributable to the Acquired Company and its subsidiaries that is non-recourse to the Covenantor and its Subsidiaries (excluding, for the avoidance of doubt, the Acquired Company and its subsidiaries).

7.4	Most Favored Lender

(a)

If the amended and restated credit agreement dated September 27, 2019 (as amended from time to time) between the Borrower, the Covenantor, Royal Bank of Canada, as administrative agent, and certain lenders party thereto from time to time (the “Revolving Credit Agreement”) shall be amended, modified or supplemented after the Effective Date, whether directly or indirectly (an “Amendment”), and the effect of such Amendment shall be to impose on the Borrower, the Covenantor or any Designated Subsidiary (collectively for this Section 7.4, the “Borrower Parties”) (i) any one or more covenants similar to, or new covenants generally consistent with, any of the covenants in Article 7 (other than this Section 7.4), (ii) additional events of default different from the subject matter of any Default or Event of Default contained in Section 8.1, or (iii) changes in the applicable pricing margin, that are, in each case, more favorable to the lenders under the Revolving Credit Agreement than those which exist in the Revolving Credit Agreements as of the Effective Date (or events of default that are more burdensome on the Borrower Parties than those that exist in the Revolving Credit Agreement as of the Effective Date) (any such covenant, event of default or change in pricing being referred to herein as, a “More Favorable Provision”), then such More Favorable Provision shall be automatically incorporated in this Agreement as if set forth fully therein, mutatis mutandis, and shall be effective as of the date such More Favorable Provision becomes effective in the Revolving Credit Agreement (the “Amendment Effective Date”), as the case may be. Thereafter, such More Favorable Provision may only be amended in accordance with the provisions of this Agreement. The Borrower will provide the Administrative Agent with copies of the Revolving Credit Agreement prior to or forthwith after the effective date thereof and all amendments thereto prior to or forthwith after the effective date thereof.

(b)

If the Administrative Agent, on behalf of the Majority Lenders, gives written notice to the Borrower within 30 days after receipt of the copies of the Amendment from the Borrower, objecting to the inclusion of such More Favorable Provision in this Agreement, such More Favorable Provision shall not be incorporated in this Agreement, with retroactive effect to the Amendment Effective Date.

(c)

Upon the written request of the Administrative Agent, the Borrower and the Covenantor, and the Administrative Agent shall enter into an amendment of this Agreement to reflect the inclusion of the More Favorable Provision.

(d)

The Borrower and the Covenantor shall cause each Subsidiary that after the Effective Date (i) becomes a guarantor under the Revolving Credit Agreement and/or (ii) grants in favour of the agent and the lenders under the Revolving Credit Agreement, any Lien to secure its respective obligations, liabilities and indebtedness under the Revolving Credit Agreement (except a Lien granted in connection with any cash collateralization arrangements effected pursuant to the terms of the Revolving Credit Agreement), to concurrently therewith, enter into and become a party to a Designated Subsidiary Guarantee (if, for complete certainty, such Subsidiary is a guarantor under the Revolving Credit Agreement) and/or to grant a substantially similar Lien to the Administrative Agent and Lenders hereunder, as applicable, together with customary legal opinions and evidence of corporate existence and due authorization and other documents required by Section 2.12(b).

7.5	Acquisition Consent

To the extent required, the Agent and the Lenders hereby approve the consummation of the Acquisition and the transactions contemplated thereby, including the Voting Trust and the financing associated therewith, and, in the event the STB does not approve the Acquisition, the disposal of the Acquired Business on the terms set forth in the Acquisition Agreement and the Voting Trust Agreement, as each agreement may be amended or modified from time to time.

ARTICLE 8

EVENTS OF DEFAULT

8.1	Events of Default

If any of the following events (each an “Event of Default”) occurs and is continuing:

(a)	the Borrower fails to pay any amount of the Accommodations Outstanding when due and payable;

(b)

the Borrower fails to pay any interest or Fees when due and payable and such failure remains unremedied for a period of five (5) Business Days following written notice of such failure by the Administrative Agent to the Borrower;

(c)

the Covenantor fails to perform, observe or comply with any of the covenants contained in Section 7.3 and such failure remains unremedied for thirty (30) Business Days following written notice of such failure by the Administrative Agent to the Borrower;

(d)

any representation or warranty hereunder shall prove to have been inaccurate in any material respect when made or deemed to be made and, if and to the extent such inaccuracy is capable of being remedied, such inaccuracy remains unremedied for thirty (30) days following written notice of such inaccuracy by the Administrative Agent to the Borrower;

(e)

the Covenantor, the Borrower or a Designated Subsidiary Guarantor fails to perform, observe or comply with any other term, covenant or agreement contained in any Credit Document to which it is a party and, except in the case of Section 7.2(f) in which case no cure period shall be applicable, such failure remains unremedied for thirty (30) days following written notice of such failure by the Administrative Agent to the Covenantor, the Borrower and the applicable Designated Subsidiary Guarantor or, if such failure is curable, such longer period not exceeding ninety (90) days as is reasonably required to remedy such failure;

(f) (i)

the Covenantor, the Borrower or any Designated Subsidiary fails to pay the principal of any of its Debt for Borrowed Money (excluding Debt under this Agreement and Non-Recourse Debt) which is outstanding in an aggregate principal amount exceeding the greater of Cdn. $150,000,000 and an amount equal to 2% of Consolidated Equity (or the Equivalent Amount in any other currency) (“Relevant Debt”) when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Relevant Debt without waiver of such failure by the holder of such Relevant Debt on or before the expiration of such period; or

(ii)

any other event occurs or condition exists (including a failure to pay the premium or interest on such Relevant Debt) and continues after the applicable grace period, if any, specified in any agreement or instrument relating to any such Relevant Debt without waiver of such failure by the holder of such Relevant Debt on or before the expiration of such period, if the effect of such event is to accelerate such Relevant Debt;

(g)

any final judgment or order (subject to no further right of appeal) for the payment of money aggregating in excess of the greater of Cdn. $150,000,000 and an amount equal to 2% of Consolidated Equity (or the Equivalent Amount in any other currency) shall be rendered against the Covenantor, the Borrower or any Designated Subsidiary in respect of which enforcement proceedings have been commenced and such proceedings have not been effectively stayed and such Person has not paid or settled such judgment or order within thirty (30) days after enforcement proceedings have been commenced (provided that the foregoing shall not apply to any judgment in respect of Non-Recourse Debt which is enforced solely against the assets securing the same);

(h)	the Covenantor, the Borrower or any Designated Subsidiary:

(i)	becomes insolvent or generally unable to pay its debts as they become due;

(ii)	admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors;

(iii)

institutes or has instituted against it any proceeding involving or affecting its creditors seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, in each case, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding relating thereto, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any material portion of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either such Person fails to diligently and actively oppose such proceeding, or any of the relief sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) is given; or

(iv)	takes any corporate action to authorize any of the above actions;

(i)

the Covenantor (or any Affiliate) shall cease to own, directly or indirectly, 100% of the issued and outstanding shares of the Borrower (unless as a result of a transaction permitted pursuant to Section 7.2(b)); or

(j)	the validity of Article 10 or the applicability thereof to the Accommodations or any other obligations purported to be guaranteed thereby or any part thereof shall be disaffirmed by the Covenantor;

then the obligation of the Lenders to make further Accommodations shall immediately terminate and the Administrative Agent may, and shall at the request of the Majority Lenders, declare the Accommodations Outstanding, all accrued interest and Fees and all other amounts payable under this Agreement to be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower. Any notice to be given under this Section 8.1, if given by facsimile, shall also be sent by prepaid courier to the recipient thereof, provided that the delivery or non-delivery of such notice by prepaid courier shall not affect the validity of such notification by facsimile.

8.2	Remedies Upon Default

(a)

Upon a declaration that the Accommodations Outstanding are immediately due and payable pursuant to Section 8.1, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as the Majority Lenders, in their sole discretion, deem expedient, including, the commencement of enforcement proceedings under the Credit Documents all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any property or assets, or any other action or notice, all of which are expressly waived by the Covenantor and the Borrower. All amounts received by the Administrative Agent following any declaration as provided for in this Section 8.2(a) shall be applied by the Administrative Agent to pay any expenses incurred by it and then to the Accommodations Outstanding and all other amounts owing to the Lenders under the Credit Facility based on the rateable share of the Accommodations Outstanding to each Lender to the Accommodations Outstanding under the Credit Facility.

(b)

The rights and remedies of the Administrative Agent and the Lenders under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies. Nothing contained in the Credit Documents with respect to the indebtedness or liability of the Covenantor and the Borrower to the Administrative Agent and the Lenders, nor any act or omission of the Administrative Agent or the Lenders with respect to the Credit Documents shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders under the Credit Documents.

ARTICLE 9

THE ADMINISTRATIVE AGENT AND THE LENDERS

9.1	Appointment and Authority

Each of the Lenders hereby irrevocably appoints the Person identified elsewhere in this Agreement as the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

9.2	Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or the Covenantor or any Affiliate thereof as if such Person were not the Administrative Agent and without any duty to account to the Lenders.

9.3	Exculpatory Provisions

(a)

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law; and

(iii)

shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or the Covenantor or any of their Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)	The Administrative Agent shall not be liable for any action taken or not taken by it:

(i)

with the consent or at the request of the applicable Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Credit Documents); or

(ii)	in the absence of its own gross negligence or wilful misconduct.

The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing the Default or Event of Default is given to the Administrative Agent by the Borrower, the Covenantor or a Lender.

(c)	Except as otherwise expressly specified in this Agreement, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)	any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document;

(ii)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(iv)	the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or

(v)	the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Accommodation that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Accommodation. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or the Covenantor), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5	Indemnification of Administrative Agent

Each Lender agrees to indemnify the Administrative Agent and hold it harmless (to the extent not reimbursed by the Covenantor, the Borrower or any Designated Subsidiary), rateably according to its rateable portion (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or the transactions therein contemplated, provided, however, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Administrative Agent’s gross negligence or wilful misconduct.

9.6	Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent from among the Lenders and their respective Affiliates. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article 9 and other provisions of this Agreement for the benefit of the Administrative Agent shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent.

9.7	Replacement of Administrative Agent

(a)

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall be a Lender having an office in Toronto, Ontario or Montreal, Quebec, or an Affiliate of any such Lender with an office in Toronto or Montreal acceptable to the Borrower, acting reasonably. The Administrative Agent may also be removed at any time by the Majority Lenders upon thirty (30) days’ notice to the Administrative Agent and the Borrower as long as the Majority Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within such thirty (30) days, which shall be a Lender having an office in Toronto or Montreal, or an Affiliate of any such Lender with an office in Toronto or Montreal acceptable to the Borrower, acting reasonably.

(b)

If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications specified in Section 9.7(a), provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and:

(i)

the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed); and

(ii)

all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for in Section 9.7(a).

(c)

Upon a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Administrative Agent, and the former Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent, the provisions of this Article 9 and of Section 11.6(a) shall continue in effect for the benefit of such former Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent was acting as Administrative Agent.

9.8	Non-Reliance on Administrative Agent and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

9.9	Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by applicable Law, any remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder are to be exercised not severally, but by the Administrative Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder including any declaration of default hereunder but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

9.10	Sharing of Payments by Lenders

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Accommodations Outstanding under the Credit Facility or either of them and accrued interest thereon or other obligations hereunder greater than its rateable share thereof as provided herein, then the Lender receiving such payment or other reduction shall:

(a)	notify the Administrative Agent of such fact; and

(b)

purchase (for cash at face value) participations in the Accommodations Outstanding under the Credit Facility and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Accommodations Outstanding under the Credit Facility and other amounts owing them, provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest,

(ii)

the provisions of this Section 9.10 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Accommodations Outstanding under the Credit Facility to any assignee or participant; and

(iii)

the provisions of this Section 9.10 shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Credit Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower’ obligations under or in connection with the Credit Documents, (y) any reduction arising from an amount owing to the Borrower upon the termination of derivatives entered into between the Borrower and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Borrower consents to the foregoing and agree, to the extent they may effectively do so under applicable Law, that any Lender acquiring a participation solely pursuant to Section 9.10(b) may exercise against the Borrower rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

9.11	Reliance Upon Administrative Agent

The Covenantor and the Borrower shall be entitled to rely upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Administrative Agent pursuant to this Agreement, and the Covenantor and the Borrower shall generally be entitled to deal with the Administrative Agent with respect to matters under this Agreement which the Administrative Agent is authorized to deal with without any obligation whatsoever to satisfy itself as to the authority of the Administrative Agent to act on behalf of the Lenders and without any liability whatsoever to the Lenders for relying upon any certificate, notice or other document or other advice, statement or instruction provided to it by the Administrative Agent, notwithstanding any lack of authority of the Administrative Agent to provide the same.

9.12	Replacement of BA Reference Lender or Eurodollar Reference Lender

If:

(a)

a BA Reference Lender or Eurodollar Reference Lender under the Credit Facility, as the case may be, assigns all of its rights hereunder under the Credit Facility, or otherwise ceases to be a Lender under the Credit Facility or gives notice of its intention to cease being a BA Reference Lender or Eurodollar Reference Lender under the Credit Facility, as the case may be; or

(b)

in the opinion of the Administrative Agent (acting reasonably), a BA Reference Lender or Eurodollar Reference Lender under the Credit Facility, as the case may be, is no longer capable of exercising its function as a BA Reference Lender or Eurodollar Reference Lender under the Credit Facility, as the case may be; then, in each case, the Administrative Agent shall, with the prior written consent of the Borrower if prior to an Event of Default, appoint another Lender under the Credit Facility (with the latter’s consent) to act as a BA Reference Lender or Eurodollar Reference Lender, as the case may be, in replacement thereof.

9.13	Reference Rate Determinations

Each BA Reference Lender and Eurodollar Reference Lender agrees to provide the Administrative Agent with timely information for purposes of determining the applicable Reference Discount Rate or Eurodollar Rate, as the case may be. If any one or more of the BA Reference Lenders or Eurodollar Reference Lenders fail to provide the information to the Administrative Agent, the Administrative Agent shall determine the applicable Reference Discount Rate or Eurodollar Rate, as the case may be, on the basis of timely information provided by the remaining BA Reference Lenders or Eurodollar Reference Lenders under the Credit Facility, as the case may be. The Administrative Agent shall give prompt notice to the Borrower and the applicable Lenders of the Reference Discount Rate or Eurodollar Rate, as the case may be, determined by the Administrative Agent for an applicable Drawing or Interest Period, as the case may be, and the applicable Reference Discount Rate furnished by each applicable BA Reference Lender for determining such Reference Discount Rate or, the applicable Eurodollar Rate furnished by each applicable Eurodollar Reference Lender for determining such Eurodollar Rate, as the case may be.

9.14	The Administrative Agent and Defaulting Lenders

(a)

Each Defaulting Lender shall be required to provide to the Administrative Agent cash in an amount, as shall be determined from time to time by the Administrative Agent in its discretion, equal to all obligations of such Defaulting Lender to the Administrative Agent that are owing or may become owing pursuant to this Agreement, including such Defaulting Lender’s obligation to pay its rateable share of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower. Such cash shall be held by the Administrative Agent in one or more cash collateral accounts, which accounts shall be in the name of the Administrative Agent and shall not be required to be interest bearing. The Administrative Agent shall be entitled to apply the foregoing cash in accordance with Section 9.14 to amounts owing to the Administrative Agent.

(b)

In addition to the indemnity and reimbursement obligations noted in Section 9.5, the Lenders under the Credit Facility agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligations of the Borrower hereunder) rateably according to their respective rateable share (and in calculating a rateable share of a Lender, ignoring the Commitments of Defaulting Lenders under the Credit Facility) for any amount that a Defaulting Lender fails to pay the Administrative Agent under the Credit Facility and which is due and owing to the Administrative Agent pursuant to Section 9.14. Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender and which would otherwise be payable by the Defaulting Lender.

(c)

The Administrative Agent shall be entitled to set off any Defaulting Lender’s rateable share of all payments received from the Borrower against such Defaulting Lender’s obligations to make payments and fund Accommodations required to be made by it under the Credit Facility and to purchase participations required to be purchased by it under this Agreement and the other Credit Documents. To the extent permitted by Law, the Administrative Agent shall be entitled to withhold and deposit in one or more non-interest bearing cash collateral accounts in the name of the Administrative Agent all amounts (whether principal, interest, fees or otherwise) received by the Administrative Agent and due to a Defaulting Lender pursuant to this Agreement, for so long as such Lender is a Defaulting Lender, which amounts shall be used by the Administrative Agent:

(i)	first, to reimburse the Administrative Agent for any amounts owing to it, in its capacity as Administrative Agent, by such Defaulting Lender pursuant to any Credit Document;

(ii)	second, to reimburse the Lenders for amounts paid to the Administrative Agent pursuant to the Lenders’ indemnity obligations under Section 9.14(b);

(iii)

third, to repay on a pro rata basis the incremental portion of any Accommodations made by a Lender under the Credit Facility pursuant to Section 11.9(b) in order to fund a shortfall created by a Defaulting Lender under the Credit Facility and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Accommodations;

(iv)

fourth, to cash collateralize all other obligations of such Defaulting Lender to the Administrative Agent owing pursuant to this Agreement in such amount as shall be determined from time to time by the Administrative Agent in its discretion, including such Defaulting Lender’s obligation to pay its rateable share of any indemnification, reimbursement or expense reimbursement amounts not paid by the Borrower; and

(v)	fifth, to fund from time to time the Defaulting Lender’s rateable share of Borrowings under the Credit Facility.

For greater certainty and in addition to the foregoing, neither the Administrative Agent nor any of its Affiliates nor any of their respective shareholders, officers, directors, employees, agents or representatives shall be liable to any Lender (including a Defaulting Lender) for any action taken or omitted to be taken by it in connection with amounts payable by the Borrower to a Defaulting Lender and received and deposited by the Administrative Agent in a cash collateral account and applied in accordance with the provisions of this Agreement, save and except for the gross negligence or wilful misconduct of the Administrative Agent as determined by a final non-appealable judgment of a court of competent jurisdiction.

9.15	Erroneous Payments

(a)

If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted or paid to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of (i) in respect of an Erroneous Payment in U.S. Dollars, the Federal Funds Rate and,

in respect of an Erroneous Payment in Canadian Dollars at a fluctuating rate per annum equal to the overnight rate at which Canadian Dollars may be borrowed by the Administrative Agent in the interbank market in an amount comparable to such Erroneous Payment (as determined by the Administrative Agent) and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules or prevailing market practice for interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.15(a) shall be conclusive, absent manifest error.

(b)

Without limiting the immediately preceding Section 9.15(a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, paid, or received, in error or by mistake (in whole or in part) in each case:

(i)

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent express written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).

(c)

Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender from any source, against any amount due to the Administrative Agent under the immediately preceding Section 9.15(a) or under the indemnification provisions of this Agreement.

(d)

In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the immediately preceding Section 9.15(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Accommodations Outstanding (but not its Commitments) under the Credit Facility with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Facilities”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Accommodations Outstanding (but not Commitments) of the Erroneous Payment Impacted Facilities, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption agreement in the form of Schedule 7 with respect to such Erroneous Payment

Deficiency Assignment, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in its records its ownership interest in the Accommodations Outstanding subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Accommodations Outstanding acquired pursuant to an Erroneous Payment Deficiency Assignment and, upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Accommodations Outstanding (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold an Accommodations Outstanding (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any indebtedness and liabilities (whether matured or unmatured) of the Borrower outstanding to the Lenders and owed by the Borrower pursuant to the Credit Documents, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from (i) the Borrower or (ii) the proceeds of realization from the enforcement of one or more of the Credit Documents against or in respect of one or more of the Borrower, in each case for the purpose of making such Erroneous Payment.

(f)

To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value”, “good consideration” for the Erroneous Payment or change of position by such Payment Recipient, any defense that the intent of the Administrative Agent was that such Payment Recipient retain the Erroneous Payment in all events, or any doctrine or defense similar to any of the foregoing.

(g)

Each party’s obligations, agreements and waivers under this Section 9.15 shall survive the resignation or replacement of the Administrative Agent, or any assignment or transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all indebtedness and liabilities (or any portion thereof) of the Borrower outstanding to the Lenders and owed by the Borrower pursuant to the Credit Documents.

(h)	For purposes of this Section 9.15, each Lender:

(i)

agrees it is executing and delivering this Agreement with respect to this Section 9.15 both on its own behalf and as agent for and on behalf of any Person receiving funds under the Credit Documents on behalf of such Lender;

(ii)	represents, warrants, covenants and agrees that any Person receiving funds under the Credit Documents on behalf of such Lender is bound by the provisions of this Section 9.15; and

(iii)

agrees that any matter or thing done or omitted to be done by such Lender or any Person receiving funds under the Credit Documents on behalf of such Lender which are the subject of this Section 9.15 will be binding upon such Lender and each Lender hereby indemnifies and saves the Administrative Agent and its Affiliates harmless from any and all losses, expenses, claims, demands or other liabilities of the Administrative Agent and its Affiliates resulting from the failure of such Lender or such Persons to comply with their obligations under and in respect of this Section 9.15, in accordance with and subject to the limitations in this Section 9.15.

ARTICLE 10

GUARANTEE

10.1	Guarantee

(a)

The Covenantor irrevocably and unconditionally guarantees the due and punctual payment to the Lenders and the Administrative Agent, whether at stated maturity, by acceleration or otherwise, of all present and future debts, liabilities and obligations, direct or indirect, absolute or contingent, of the Borrower to the Lenders and the Administrative Agent or any of them arising pursuant to, or in respect of, the Credit Agreement and the other Credit Documents (such obligations collectively being herein called the “Guaranteed Obligations”), and promises to pay, on demand, any and all out-of-pocket expenses (including reasonable counsel fees and disbursements) incurred by or on behalf of the Lenders and the Administrative Agent in enforcing any of their respective rights under this Guarantee.

(b)

The Covenantor hereby irrevocably and unconditionally agrees to indemnify the Administrative Agent and each of the Lenders from time to time on demand by the Administrative Agent from and against any loss incurred by the Administrative Agent or the Lenders or any of them as a result of any of the obligations of the Borrower under or pursuant to the Credit Agreement or any other Credit Documents being or becoming void, voidable, unenforceable or ineffective against the Borrower for any reason whatsoever, whether or not known to the Administrative Agent or the Lenders or any of them or any other Person, the amount of such loss being limited to the amount which the Person or Persons suffering such Loss would otherwise have been entitled to recover from the Borrower.

10.2	Absolute Liability

The Covenantor guarantees that the Guaranteed Obligations will be paid to the Administrative Agent and Lenders in accordance with the terms and conditions of the Credit Agreement and other Credit Documents, that the Covenantor shall be liable as principal debtor and not solely as surety with respect to the payment of the Guaranteed Obligations and that the liability of the Covenantor under this Guarantee shall be absolute and unconditional irrespective of:

(a)	any lack of validity or enforceability of any terms of any of the Credit Documents;

(b)	any contest by the Borrower or any other Person as to the amount of the Guaranteed Obligations or the validity or enforceability of any terms of the Credit Documents;

(c)

any extension of the time or times for payment of the Guaranteed Obligations the Lenders or the Administrative Agent may grant to the Borrower or any other Person, or amendment to, restatement of, or alteration of this Guarantee or any of the Credit Documents or the Guaranteed Obligations;

(d)	the assignment of all or part of the benefits of this Guarantee; and

(e)

to the fullest extent permitted by Law, any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Covenantor, the Borrower or any other Person in respect of the Guaranteed Obligations or this Guarantee, other than the payment and performance in full of the Guaranteed Obligations.

10.3	Remedies

The Covenantor agrees that the Lenders and the Administrative Agent need not seek or exhaust their recourse against the Borrower or any other Person before being entitled to payment under this Guarantee.

10.4	Amount of Guaranteed Obligations

Any account settled or stated by or among the Lenders, the Administrative Agent and the Borrower or, if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Administrative Agent shall, in the absence of manifest error, be accepted by the Covenantor as conclusive evidence of the amount of the Guaranteed Obligations which is due by the Borrower to the Lenders and the Administrative Agent or remains unpaid by the Borrower to the Lenders and the Administrative Agent.

10.5	Payment on Demand

Upon the occurrence and during the continuance of an Event of Default, the obligation of the Covenantor to pay the amount of the Guaranteed Obligations and all other amounts payable by it to the Lenders or the Administrative Agent under this Guarantee shall arise, and the Covenantor shall make such payments immediately after demand for same is made in writing to it. The liability of the Covenantor shall bear interest from the date of such demand at the rate or rates of interest then applicable to the Guaranteed Obligations under and calculated in the manner provided in the Credit Documents, without duplication of interest otherwise payable by the Borrower in respect of the Guaranteed Obligations.

10.6	Postponement

Upon the occurrence and during the continuance of an Event of Default, the Lenders and the Administrative Agent shall be entitled to receive payment of the Guaranteed Obligations in full before the Covenantor is entitled to receive any payment on account of any obligations, liabilities and indebtedness of the Borrower to the Covenantor of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”). In such case, the Intercorporate Indebtedness shall not be released or withdrawn by the Covenantor unless the Administrative Agent’s written consent to such release or withdrawal is first obtained. The Covenantor shall not permit the prescription of the Intercorporate Indebtedness by any statute of limitations or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness after the occurrence and during the continuance of an Event of Default.

10.7	Suspension of Covenantor Rights

Until all of the Guaranteed Obligations have been irrevocably paid in full the Covenantor shall not exercise any rights which the Covenantor may at any time have by reason of the performance of any of its obligations under this Guarantee:

(a)	to be indemnified by the Borrower;

(b)	to claim contribution from any other Covenantor of the debts, liabilities or obligations of the Borrower; or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lenders or the Administrative Agent under any of the Credit Documents.

10.8	No Prejudice to Lenders or Administrative Agent

The Lenders and the Administrative Agent shall not be prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrower, the Lenders or the Administrative Agent. The Administrative Agent and the Lenders may, at any time and from time to time, in such manner as they may determine is expedient, without any consent of, or notice to, the Covenantor, and without impairing or releasing the obligations of the Covenantor:

(a)	change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Guaranteed Obligations;

(b)	renew, determine, vary or increase any credit or credit facilities to, or the terms or conditions in respect of any transaction with, the Borrower or any other Person;

(c)	release, compound or vary the liability of the Borrower or any other Person liable in any manner under or in respect of the Guaranteed Obligations, and

(d)	apply any sums from time to time received to the Guaranteed Obligations.

In their dealings with the Borrower, the Administrative Agent and the Lenders need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrower.

10.9	Rights of Subrogation

(a)	Until all of the Guaranteed Obligations have been irrevocably paid in full the Covenantor:

(i)	shall have no right of subrogation to the claims of the Administrative Agent or the Lenders in respect of the Guaranteed Obligations;

(ii)

waives, to the fullest extent permitted by applicable Law, any right to enforce any remedy which the Administrative Agent or the Lenders now have or may hereafter have against the Borrower in respect of the Guaranteed Obligations; and

(iii)	agrees not to file any claim in insolvency, bankruptcy or reorganization proceedings in respect of any such subrogated claims.

(b)	If:

(i)	the Covenantor has paid to the Administrative Agent or the Lenders all amounts owing by all of the Borrower under the Credit Documents; and

(ii)	the Guaranteed Obligations have been irrevocably paid in full;

then the Administrative Agent and the Lenders will, at the Covenantor’s request and expense, execute and deliver to the Covenantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Covenantor of the Administrative Agent and the Lenders’ interest in the Guaranteed Obligations resulting from such payment by the Covenantor.

10.10	No Set-off

To the fullest extent permitted by Law, the Covenantor shall make all payments under this Guarantee without regard to any defence, counter-claim or right of set-off available to it.

10.11	Successors of the Borrower

Any change or changes in the name of or reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrower or of their respective business shall not affect or in any way limit or lessen the liability of the Covenantor under this Guarantee.

10.12	Continuing Guarantee

The guarantee in this Guarantee is a continuing guarantee. It extends to all present and future Guaranteed Obligations, applies to and secures the ultimate balance of the Guaranteed Obligations due or remaining due to the Administrative Agent and the Lenders and shall be binding as a continuing obligation of the Covenantor until the Administrative Agent and the Lenders release the Covenantor, which release shall not be unreasonably withheld or delayed. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Lenders or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

10.13	Supplemental Security

This Guarantee is in addition to and without prejudice to and supplemental to all other guarantees held or which may hereafter be held by the Lenders or the Administrative Agent.

10.14	Right of Set-off

Upon the occurrence and during the continuance of any Event of Default and after a demand having been made to the Covenantor for payment of the Guaranteed Obligations, the Administrative Agent and each of the Lenders are authorized by the Covenantor at any time thereafter and from time to time, to the fullest extent permitted by Law (including general principles of common law), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or the Lenders to or for the credit or the account of the Covenantor against any and all of the obligations of the Covenantor to the Administrative Agent and the Lenders hereunder although such obligations may be unmatured or contingent. Such Lender shall promptly notify the Covenantor and the Administrative Agent after any set-off and application is made by it, provided that the failure to give notice shall not affect the validity of the set-off and application. The rights of the Administrative Agent and the Lenders under this Section 10.14 are in addition to and without prejudice to and supplemental to other rights and remedies which the Administrative Agent and the Lenders may have.

10.15	Interest Act (Canada)

The Covenantor hereby acknowledges that certain of the rates of interest applicable to the Guaranteed Obligations may be computed on the basis of a year of 360 days, 365 days or 366 days, as the case may be. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a year of 360 days, 365 days or 366 days, as the case may be, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to:

(a)	the applicable rate based on a year of 360 days, 365 days or 366 days, as the case may be;

(b)	multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends; and

(c)	divided by 360, 365 or 366, as the case may be.

10.16	Judgment

(a)

If for the purposes of obtaining judgment in any court it is necessary to convert all or any part of the Guaranteed Obligations or any other amount due to a Lender or the Administrative Agent in respect of the Covenantor’s obligations under this Guarantee in any currency (the “Original Currency”) into another currency (the “Other Currency”), the Covenantor, to the fullest extent that it may effectively do so, agrees that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender or Administrative Agent, as the case may be, could purchase the Original Currency with the Other Currency on the Business Day preceding that on which final judgment is paid or satisfied.

(b)

The obligations of the Covenantor in respect of any sum due in the Original Currency from it to any Lender or the Administrative Agent shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent of any sum adjudged to be so due in such Other Currency such Lender or the Administrative Agent may, in accordance with its normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender or the Administrative Agent in the Original Currency, the Covenantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Administrative Agent against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender or the Administrative Agent in the Original Currency, the Lender or the Administrative Agent agrees to remit such excess to the Covenantor.

ARTICLE 11

MISCELLANEOUS

11.1	Amendment and Waiver

(a)

Subject to subsections (b) and (c), no amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Covenantor, the Borrower or any other Person from such provisions, is effective unless in writing and approved by the Majority Lenders. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(b)	Except as herein expressly provided, only written amendments, waivers or consents signed by all affected Lenders shall:

(i)	increase a Lender’s Commitment or subject any Lender to any additional obligation;

(ii)	decrease the principal amount of any required payment, the interest rates, the Applicable Margins or the Fees as specified herein;

(iii)	postpone any date fixed for any payment of principal of, or interest on, any Accommodation Outstanding or any fees;

(iv)

amend Section 2.7 (in a manner which would obligate any Lender to extend the Maturity Date in respect of such Lender), Section 9.10, Article 10 or Sections 11.10 or 11.13 or release any Designated Subsidiary Guarantee (except to the extent provided for in Section 2.11) or, in any case, consent to any waiver having such effect;

(v)	change the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action;

(vi)	change the definition of Majority Lenders;

(vii)	change the types of Accommodations available from a Lender;

(viii)	amend Section 2.9(c); or

(ix)	amend this Section 11.1(b).

(c)

The Borrower and the Administrative Agent, acting together, shall be permitted to waive the minimum amounts specified in Section 11.10 in respect of the participation or assignment by a Lender of its interest in the Credit Facility.

(d)	The Administrative Agent shall be entitled to decide upon routine or administrative matters without the necessity of Majority Lender approval.

(e)

Only written amendments, waivers or consents signed by the Administrative Agent in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

11.2	Waiver

(a)

No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right under any of the Credit Documents shall operate as a waiver of such right; nor shall any single or partial exercise of any right under any of the Credit Documents preclude any other or further exercise of such right or the exercise of any other right.

(b)

Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties shall not merge on and shall survive the initial Accommodation and, notwithstanding such initial Accommodation or any investigation made by or on behalf of any party, shall continue in full force and effect. The closing of this transaction shall not prejudice any right of one party against any other party in respect of anything done or omitted under this Agreement or in respect of any right to damages or other remedies.

11.3	Evidence of Debt and Accommodation Notices

(a)

The indebtedness of the Borrower resulting from Accommodations under the Credit Facility shall be evidenced by the records of the Administrative Agent acting on behalf of the Lenders which shall constitute prima facie evidence under the Credit Facility of such indebtedness.

(b)

Prior to the receipt of any Accommodation Notice, the Administrative Agent may act upon the basis of a notice by telephone (containing the same information as required to be contained in the Accommodation Notice) believed by it in good faith to be from an authorized person representing the Borrower. In the event of a conflict between the Administrative Agent’s record of any Accommodation and the Accommodation Notice, the Administrative Agent’s record shall prevail, absent manifest error.

11.4	Notices and Electronic Communications

(a)

Subject to the next following sentence, any notice, direction or other communication required or permitted to be given under this Agreement shall, except as otherwise permitted, be in writing and given by delivering it or sending it by facsimile:

if to the Covenantor or the Borrower at:

7550 Ogden Dale Rd. S.E.

Calgary, Alberta, T2C 4X9

Attention: Director, Investor Relations & Treasury

Facsimile: (403) 319-3615

with a copy to

Attention: Corporate Secretary

Facsimile: (403) 319-6770

if to the Administrative Agent, to it at:

BMO Financial Group - Corporate & Commercial Lending Operations (CCLO)

250 Yonge Street, 11th Floor

Toronto, Ontario, M5B 2L7

Attention: Manager, Agency Services

Email: BMOCCLO.AgencyToronto@bmo.com

Facsimile: (416) 598-6218

and, if to the Lenders, at the addresses shown on the signature pages hereto or in any assignment and assumption agreement.

Any notice of any change in the particulars of any of the Borrower’s Accounts shall be given in accordance with a written protocol to be agreed upon by the Borrower and the Administrative Agent. Any communication shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) or otherwise on the next Business Day. Any party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

(b)

The Administrative Agent shall within five (5) Business Days deliver to each Lender such documents, papers, materials and other information as are furnished by the Borrower or the Covenantor to the Administrative Agent on behalf of the Lenders pursuant to this Agreement (including notices under Section 6.1(h), 6.1(k), 7.1(a), 7.1(b) and 7.1(g)) and, subject to Section 11.4(c), the Borrower and the Covenantor shall provide the Administrative Agent with sufficient copies of all such information for such purpose. The Administrative Agent shall make requests of the Borrower or the Covenantor pursuant to Section 7.1(g) from time to time on behalf of a Lender for such information as such Lender may from time to time reasonably request.

(c)

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to service of process or to notices to any Lender of Accommodations to be made if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d)	Unless the Administrative Agent otherwise prescribes:

(i)

notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; and

(ii)

notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.4(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

11.5	Confidentiality

(a)	Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed:

(i)

to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and that it shall be responsible if any such Person fails to do so);

(ii)	to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority and bank examiners);

(iii)	to the extent required by applicable Laws or regulations or by any subpoena or similar legal process;

(iv)	to any other party hereto;

(v)

in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder;

(vi)	subject to an agreement containing provisions substantially the same as those of this Section 11.5, to:

(A)	any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement;

(B)	any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Covenantor or the Borrower and its obligations; or

(C)	any credit rating agency solely in connection with a review, determination or other matter related to the credit ratings of a Lender and not, for certainty, of the Borrower or the Covenantor;

(vii)	with the consent of the Borrower; or

(viii)

to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by the disclosing party or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or the Covenantor.

(b)

For purposes of this Section 11.5, “Information” means all information received in connection with this Agreement from the Covenantor, the Borrower or any Designated Subsidiary related to it or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section 11.5 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers.

11.6	Costs, Expenses and Indemnity

(a)

The Borrower shall, whether or not the transactions contemplated in this Agreement are completed, indemnify and hold each of the Lenders and the Administrative Agent and their Affiliates and each of their respective officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any amounts required to compensate the Indemnified Person for, any claim, loss, cost or expense (including any reasonable legal cost) suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of:

(i)

the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; or

(ii)

a default (whether or not constituting a Default or an Event of Default) by the Borrower, except to the extent caused by the gross negligence, wilful misconduct or default of the Indemnified Person as finally determined in a non-appealable judgment by a court of competent jurisdiction.

In case any proceeding shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 11.6(a), such Indemnified Person shall promptly notify the Borrower in writing (but failure to do so shall not relieve the Borrower from any liability which they may have pursuant to this Section 11.6(a) except to the extent the Borrower shall be prejudiced from instituting or defending any proceeding relating thereto) and the Borrower, upon request of the Indemnified Person, shall retain counsel satisfactory to the Indemnified Person, acting reasonably, to represent the Indemnified Person and any others the Borrower may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless:

(iii)	the Borrower and the Indemnified Person shall have mutually agreed to the retention of such counsel; or

(iv)

the named parties to any such proceeding include the Borrower and the Indemnified Person and representation of such parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

It is understood that the Borrower shall not, in connection with any proceeding or related proceedings in the same jurisdiction and other than as provided for in the preceding sentence, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. A certificate as to the amount of any such loss submitted in good faith by a Lender to the Borrower shall be prima facie evidence of such amount.

(b)	If, with respect to any Lender:

(i)

any change in Law of general application, or any change in the interpretation or application of any Law, occurring or becoming effective after the Effective Date and the date that the Lender became a party hereto; or

(ii)	compliance by the Lender with any direction, request or requirement (whether or not having the force of law) of any Governmental Entity made or becoming effective after such date;

has the effect of causing any loss to the Lender or reducing the Lender’s rate of return by (w) increasing the cost to the Lender of performing its obligations under this Agreement or in respect of any Accommodations Outstanding (including the costs of maintaining any capital, reserve, liquidity or special deposit requirements but other than a reduction resulting from a higher rate or from a change in the calculation of income or capital tax relating to the Lender’s income or capital in general), (x) requiring the Lender to maintain any liquidity or maintain or allocate any capital or additional capital or affecting its allocation of capital in respect of its obligations under this Agreement or in respect of any Accommodations Outstanding, (y) reducing any amount payable to the Lender under this Agreement or in respect of any Accommodations Outstanding by any material amount, or (z) causing the Lender to make any payment or to forego any return on, or calculated by reference to, any amount received or receivable by the Lender under this Agreement or in respect of any Accommodations Outstanding, then the Lender may give notice to the Borrower specifying the nature and details of the event giving rise to the loss, together with a certificate of a duly authorized officer of the Lender setting forth the amount necessary to compensate the Lender for such loss and the basis of calculation thereof and the Borrower:

(A)

shall, on demand pay such amounts as the Lender specifies as necessary to compensate it for any such loss, reduction or expense, provided that if the Lender fails to give notice to the Borrower within three (3) months of the date on which the Lender should reasonably be expected to have been able to comply with its obligations to notify the Borrower as aforesaid, no payment of any compensation for such loss, reduction or expense shall be required to be made by the Borrower in respect of the period before the date the Lender has complied with its obligations as aforesaid except in circumstances where such loss, reduction or expense is imposed retrospectively; and

(B)

may, provided no loss has yet been suffered by the Lender or the Borrower has paid the compensating amount to the Lender, repay the Accommodations Outstanding to such Lender together with interest accrued thereon and unpaid Fees in relation thereto and terminate the Lender’s Commitment by notice to such Lender specifying the date of prepayment and the Borrower shall make such prepayment in accordance with such notice.

A certificate as to the amount of any such loss submitted in good faith by a Lender to the Borrower shall be prima facie evidence of such amount. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canadian or other regulatory authorities, in each case pursuant to Basel III ((i) and (ii) being, the “New Rules”), shall in each case be deemed to be a “change in Law” for the purposes of this Section 11.6(b), regardless of the date enacted, adopted or issued, in each case (iii) to the extent materially different from that in effect on the date hereof and (iv) to the extent that such New Rules have general application to substantially all of the banks which are subject to the New Rules in question.

(c)	The Borrower shall pay to each Lender on demand any amounts required to compensate the Lender for any loss suffered or incurred by it as a result of:

(i)	any payment being made in respect of a BA Instrument, other than on the maturity thereof, or in respect of a Eurodollar Rate Advance, other than on the last day of the Interest Period thereof;

(ii)	the failure of the Borrower to give any notice in the manner and at the times required by this Agreement;

(iii)	the failure of the Borrower to effect an Accommodation in the manner and at the time specified in any Accommodation Notice; or

(iv)	the failure of the Borrower to make a payment or a mandatory repayment in the manner and at the time specified in this Agreement.

A certificate as the amount of any such loss submitted in good faith by a Lender to the Borrower shall be prima facie evidence of such amount.

(d)

The provisions of this Section 11.6 shall survive the termination of this Agreement and the repayment of all Accommodations Outstanding. The Borrower acknowledges that neither its obligation to indemnify nor any actual indemnification by it of any Lender, the Administrative Agent or any other Indemnified Person in respect of such Person’s losses for the legal fees and expenses shall in any way affect the confidentiality or privilege relating to any information communicated by such Person to its counsel.

11.7	Illegality

If any Lender determines that any applicable Law has made it unlawful, or that any Governmental Entity has asserted that it is unlawful, for any Lender to make or maintain any Accommodation (or to maintain its obligation to make any Accommodation), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Accommodations, or take any necessary steps with respect to any Accommodation in order to avoid the activity that is unlawful. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different office from which it funds its Commitment if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

11.8	Taxes

(a)

Subject to Section 11.10, the Borrower and the Covenantor agrees to immediately pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, financial institutions duties, debits taxes or similar levies which arise from any payment made by them under any of the Credit Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Credit Documents (all such taxes, charges, duties and levies being referred to as “Taxes”) and, for greater certainty, “Taxes” shall not include (i) federal or provincial income or capital or franchise taxes, any other taxes imposed on the overall revenue, income, net income, capital or equity of a Lender under the laws of any jurisdiction (ii) any withholding, branch or similar taxes imposed by reason of any Lender being a “non-resident” of Canada and who deals at “non-arms length” with the Borrower (both for purposes of the Income Tax Act (Canada)) or (iii) U.S. federal withholding taxes imposed under FATCA (collectively “Excluded Taxes”).

(b)

Subject to Section 11.10, the Borrower and the Covenantor shall jointly and severally indemnify the Lenders and the Administrative Agent for the full amount of Taxes paid by the Lenders or the Administrative Agent and any liability (including penalties, interest and expenses) arising from or with respect to such Taxes. Payment under this indemnification shall be made within thirty (30) days from the date the Administrative Agent or the relevant Lender, as the case may be, makes written demand for it. A certificate as to the amount of such Taxes submitted to the Borrower and the Covenantor or any of them by the Administrative Agent or the relevant Lender shall be prima facie evidence, absent manifest error, of the amount due from the Borrower or the Covenantor to the Administrative Agent or the Lenders, as the case may be. If, following payment by or on behalf of the Borrower or the Covenantor of any Taxes, any Lender receives a refund, credit, remission, deduction or similar benefit in respect of any such amount (a “Tax Benefit”), such Lender shall credit or cause to be credited to the account of the Borrower or the Covenantor, as the case may be, the amount of such Tax Benefit immediately upon the receipt thereof if such Tax Benefit is received by the Lender in the form of a cash payment, or, if such Tax Benefit is in the form of a credit, remission, deduction or similar non-cash form or amount, upon the date on which the Lender utilizes the benefit thereof. Each Lender shall use its reasonable commercial efforts to obtain each such Tax Benefit available to it, but shall not be obligated to seek or obtain or utilize any such Tax Benefit if, in the opinion of the Lender, acting reasonably, such action would subject or impose on the Lender tax or other financial obligations to which it would not have been subject but for the payment by or on behalf of the Borrower or the Covenantor of any Tax and the receipt or utilization of any Tax Benefit in connection with such amount. The Borrower and the Covenantor shall jointly and severally reimburse the Lenders for all costs and expenses incurred by the Lenders in obtaining any Tax Benefit as provided in this Section 11.8(b).

(c)	The provisions of this Section 11.8 shall survive the termination of the Agreement and the repayment of all Accommodations Outstanding.

11.9	Defaulting Lender

(a)	Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i)

a Defaulting Lender shall not be included in determining whether, and the Commitment and the rateable share of the Accommodations Outstanding of such Defaulting Lender shall not be included in determining whether, all Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.1(b)), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (A) materially and adversely affects such Defaulting Lender differently than other affected Lenders, (B) increases the Commitment or extends the Maturity Date of such Defaulting Lender, or (C) relates to the matters set forth in Sections 11.1(b)(ii), (iii), (v) (insofar as it relates to Section 11.1(b)) and (vii), shall require the consent of such Defaulting Lender; and

(ii)	for the avoidance of doubt, the Borrower shall retain and reserve its other rights and remedies respecting each Defaulting Lender.

(b)

If the Administrative Agent has actual knowledge that a Lender is a Defaulting Lender at the time that the Administrative Agent receives an Accommodation Notice, then each other Lender under the Credit Facility shall fund its rateable share of such affected Accommodation (and, in calculating such rateable share, the Administrative Agent shall ignore the Commitments of each such Defaulting Lender under the Credit Facility); provided that, for certainty, no Lender shall be obligated by this Section 11.9(b) to make or provide Accommodations in excess of its Commitment under the Credit Facility. If the Administrative Agent acquires actual knowledge that a Lender is a Defaulting Lender at any time after the Administrative Agent receives, then the Administrative Agent shall promptly notify the Borrower that such Lender is a Defaulting Lender (and such Lender shall be deemed to have consented to such disclosure). Each Defaulting Lender agrees to indemnify each other Lender for any amounts paid by such Lender under this Section 11.9(b) and which would otherwise have been paid by the Defaulting Lender if its Commitment had been included in determining the rateable share of such affected Accommodations.

(c)

If any Lender shall cease to be a Defaulting Lender, then, upon becoming aware of the same, the Administrative Agent shall notify the other Lenders and (in accordance with the written direction of the Administrative Agent) such Lender (which has ceased to be a Defaulting Lender) shall purchase, and the other Lenders shall on a rateable basis sell and assign to such Lender, portions of the Accommodations Outstanding equal in total to such Lender’s rateable share thereof without regard to Section 11.9(a).

11.10	Successors and Assigns

(a)

This Agreement shall become effective when executed and delivered by the Borrower, the Covenantor, the Administrative Agent and each Lender and after such time shall be binding upon and enure to the benefit of the Borrower, the Covenantor, the Lenders, the Administrative Agent and their respective successors and permitted assigns.

(b)

Except as permitted by Section 7.2(b), neither the Covenantor nor either of the Borrower shall have the right to assign its rights or obligations under this Agreement or any interest in this Agreement without the prior consent of all the Lenders.

(c)	A Lender may:

(i)	grant participations in all or any part of its interest in either Credit Facility to one or more Persons (each a “Participant”); or

(ii)

upon prior written notice to the Administrative Agent and with the prior written consent of the Administrative Agent and (as long as no Event of Default has occurred and is continuing) the prior written consent of the Borrower, in each case, not to be unreasonably withheld and in the case of the Borrower, to be deemed to have been provided within 10

Business Days if the Borrower has not responded to any request for consent within 10 Business Days of any consent being requested, assign all or any part of its interest in either Credit Facility to one or more financial institutions, except that upon the occurrence and during the continuance of an Event of Default a Lender may assign all or any part of its interest in either Credit Facility to one or more Persons without the prior written consent of the Borrower, (each an “Assignee”), provided, in each case, that (w) after giving effect to any partial assignment, no Lender holds an interest less than U.S. $10,000,000 in the Credit Facility, (x) such interest or part of its interest, as the case may be, is (if less than all of its interest in the Credit Facility) not less than U.S.. $10,000,000 and integral multiples of Cdn. $1,000,000 over and above such amount, (y) such Assignee becomes a party to this Agreement pursuant to an assignment and assumption agreement substantially in the form of Schedule 7, and (z) such Assignee acknowledges and agrees that payments made to such Assignee pursuant to this Agreement may be subject to Excluded Taxes but that, in accordance with Section 11.8, the Assignee is not entitled to indemnification under either Section 11.8 or any other provision hereof with respect to any such Excluded Taxes and agrees that it will not be entitled to indemnification with respect to any such Excluded Taxes. Notwithstanding the foregoing and without the consent of the Borrower or the Administrative Agent but with the payment of the aforementioned U.S. $3,500, a Lender may, at any time, assign all or any part of its Commitment under either Credit Facility to an Affiliate of the Lender or to an Approved Fund, provided that any such assignment shall be subject to part (z) of the preceding sentence and the Lender remains responsible for, and is not released from, any and all funding obligations hereunder of such Lender. A Lender granting a participation shall continue to be liable hereunder as a Lender notwithstanding any such participation and shall act on behalf of all of its Participants in all dealings with the Borrower in respect of the Credit Facility. No Participant shall have any voting or consent rights with respect to any matter requiring the Lenders’ consent and the Borrower shall not be responsible for any increased costs arising in any way from any participation. In the case of an assignment, the Assignee shall have the same rights and benefits and be subject to the same limitations under the Credit Documents as it would have if it was a Lender under the Credit Facility, provided that no Assignee shall be entitled to receive any greater payment, on a cumulative basis, pursuant to Sections 11.6 and 11.8 than the Lender which granted the assignment would have been entitled to receive.

(d)

The Covenantor and the Borrower (if other than the Covenantor) shall provide such certificates, acknowledgments and further assurances in respect of this Agreement and the Credit Facility as such Lender may reasonably require in connection with any assignment pursuant to this Section 11.10.

(e)

A Lender may deliver to the Borrower an assignment and assumption agreement substantially in the form of Schedule 7, by which an Assignee of the Lender assumes the obligations and agrees to be bound by all the terms and conditions of this Agreement under either Credit Facility, all as if the Assignee had been an original party under the Credit Facility. Upon receipt by the Administrative Agent of a processing fee of U.S. $3,500 payable by the assigning Lender in the case of any assignment by such assigning Lender to a Person who is not an Affiliate of such assigning Lender and, in each case, the assignment and assumption agreement, the assigning Lender, each of the Covenantor and the Borrower (if other than the Covenantor) shall be released from its respective obligations under this Agreement (to the extent of such assignment and assumption) and shall have no liability or obligations to each other to such extent, except in respect of matters arising prior to the assignment.

(f)

Notwithstanding the foregoing, a Lender shall be entitled to assign, pledge or grant a security interest in all or a portion of the Borrowings advanced by it to any Federal Reserve Bank or central bank in Canada or the United States, provided that it shall be a term and condition of any such assignment, pledge or security interest that for any realization thereon which would result in a person becoming a Lender where the consents in this Section 11.10(f) would otherwise be required, that such Federal Reserve Bank or central bank shall be required (and shall so acknowledge) to obtain all such consents unless such Federal Reserve Bank or central bank is becoming the Lender.

11.11	Right of Set-off

If an Event of Default has occurred and is continuing, each of the Lenders is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Covenantor or the Borrower against any and all of the obligations of the Covenantor and the Borrower now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such obligations of the Covenantor and the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each the Lenders under this Section 11.11 are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that the Lenders may have. Each Lender agrees to promptly notify the Covenantor or the Borrower, as applicable, and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application.

11.12	Accommodations by Lenders

(a)

The failure of any Lender to make an Accommodation under the Credit Facility shall not relieve any other Lender under the Credit Facility of its obligations in connection with such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of an Accommodation. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Accommodation that such Lender will not make available to the Administrative Agent such Lender’s share of such Accommodation, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Accommodation available to the Administrative Agent, then such Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Accommodation included in such Accommodation. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the Accommodation in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(b)

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

11.13	Judgment Currency

(a)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by applicable law, on the day on which the judgment is paid or satisfied.

(b)

The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

11.14	Interest on Accounts

Except as may be expressly provided otherwise in this Agreement, all amounts owed by the Borrower to the Administrative Agent and to any of the Lenders, which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to:

(a)	the Canadian Prime Rate in effect from time to time plus the Applicable Margin, in respect of amounts payable in Cdn. $; and

(b)	the Base Rate (Canada) in effect from time to time plus the Applicable Margin, in respect of amounts payable in U.S. $.

11.15	Governing Law

(a)	This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

(b)

The Covenantor and the Borrower irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Alberta, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against the Covenantor or the Borrower or its properties in the courts of any jurisdiction.

(c)

The Covenantor and the Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 11.15(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

11.16	Waiver of Jury Trial

Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory). Each party hereto:

(a)

certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver; and

(b)

acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Credit Documents by, among other things, the mutual waivers and certifications in this Section 11.16.

11.17	Anti-Money Laundering Legislation

(a)

The Covenantor and the Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Covenantor, the Borrower and the Designated Subsidiaries and their directors, authorized signing officers, direct or indirect shareholders or unitholders or other persons in control of the Covenantor, the Borrower and/or any such Designated Subsidiary, and the transactions contemplated hereby. The Covenantor and the Borrower shall promptly: (i) provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence; and (ii) if requested from time to time, notify the recipient of any such information of any changes thereto.

(b)

If, upon the written request of any Lender, the Administrative Agent has ascertained the identity of the Covenantor, the Borrower or any Designated Subsidiary or any authorized signatories of the Covenantor, the Borrower or any Designated Subsidiary for the purposes of applicable AML Legislation on such Lender’s behalf, then the Administrative Agent;

(i)

shall be deemed to have done so as an agent for such Lender, and this Agreement shall constitute a “written agreement” in such regard between such Lender and the Administrative Agent within the meaning of applicable AML Legislation; and

(ii)	shall provide to such Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the foregoing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Covenantor, the Borrower or any Designated Subsidiary or any authorized signatories of the Covenantor, the Borrower or any Designated Subsidiary, on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Covenantor, the Borrower or any Designated Subsidiary or any such authorized signatory in doing so.

11.18	No Fiduciary

The Administrative Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this Section 11.18, the “Lenders”), may have economic interests that conflict with those of the Borrower, their respective shareholders and/or their respective Affiliates. The Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its Affiliates, on the other hand. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favour of the Borrower, its shareholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transactions or the process leading thereto.

11.19	Counterparts; Electronic Execution

(a)

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)

The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement in the form of Schedule 7 shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Electronic Transactions Act (Alberta), Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

11.20	Further Assurances

Each of the Covenantor, the Borrower, the Lenders and the Administrative Agent shall promptly cure any default by it in the execution and delivery of any of the Credit Documents. The Covenantor and the Borrower, at their expense, shall promptly execute and deliver to the Administrative Agent, upon request by the Administrative Agent (acting reasonably), all such other and further deeds, agreements, opinions, certificates, instruments, affidavits, registration materials and other documents reasonably necessary for the Covenantor’s and the Borrower’ compliance with, or accomplishment of, the covenants and agreements of the Covenantor and the Borrower hereunder or more fully to state the obligations of the Covenantor and the Borrower as set out herein or to make any registration or recording, file any notice or obtain any consent, all as may be reasonably necessary or appropriate in connection therewith.

11.21	Severability

If any provision of this Agreement shall be deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions hereof shall remain in full force and effect.

11.22	Acknowledgement and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its Lender Parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-down and Conversion Powers of any EEA Resolution Authority.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

CANADIAN PACIFIC RAILWAY COMPANY, as Borrower

Per:	/s/ Nadeem Velani
Name:	Nadeem Velani
Title:	Executive Vice-President and Chief Financial Officer

CANADIAN PACIFIC RAILWAY LIMITED, as Covenantor

Per:	/s/ Nadeem Velani
Name:	Nadeem Velani
Title:	Executive Vice-President and Chief Financial Officer

Signature Page BMO Term Loan

SP1

THE ADMINISTRATIVE AGENT

BANK OF MONTREAL

Per:	/s/ Jeff Cowan
Authorized Signing Officer
Jeff Cowan, Director

Per:
Authorized Signing Officer

Address:	BMO Financial Group - Corporate & Commercial Lending Operations (CCLO)
250 Yonge Street, 11th Floor
Toronto, ON M5B 2L7

Facsimile:	(416) 598-6218
Attention:	Manager, Agency Services
Email:	BMOCCLO.AgencyToronto@bmo.com

Signature Page BMO Term Loan

SP2

THE LENDERS

BANK OF MONTREAL

Per:	/s/ Jeff Cowan
Authorized Signing Officer

Per:
Authorized Signing Officer

Address:	100 King St. West, 4th Floor
Toronto, Ontario
M5X 1H3

Attention:	Jeffrey Cowan
Email:	Jeffrey.Cowan@bmo.com

Signature Page BMO Term Loan

SP3

CANADIAN IMPERIAL BANK OF COMMERCE

Per:	/s/ Stephen Redding
Authorized Signing Officer
Stephen Redding
Managing Director

Per:	/s/ Danielle Bentley
Authorized Signing Officer
Danielle Bentley
Director

Address:	161 Bay Street, 8th Floor
Toronto, Ontario
M5J 2S8

Facsimile:	(416) 956-3810
Attention:

Signature Page BMO Term Loan

SP4

WELLS FARGO BANK N.A., CANADIAN BRANCH

Per:	/s/ Marc Piche
Authorized Signing Officer

Per:
Authorized Signing Officer

Address:	22 Adelaide St W
Suite 2200
Toronto, Ontario
M5H 4E3

Facsimile:	416-607-2907
Attention:	Marc Piche, Managing Director

Signature Page BMO Term Loan

SP5

THE BANK OF NOVA SCOTIA

Per:	/s/ Michael Linder
Michael Linder, Director

Per:	/s/ Jonathan Leach
Jonathan Leach, Associate Director

Address:	Corporate Banking - Energy
1700, 225 – 6 Avenue SW
Calgary, Alberta
T2P 1N2

Facsimile:	(403) 221-6497
Attention:	Director

Signature Page BMO Term Loan

SP6

SCHEDULE 1

COMMITMENTS

Credit Facility

(all amounts in U.S. $)

SCHEDULE 2

FORM OF BORROWING NOTICE

SCHEDULE 3

FORM OF CONVERSION/CONTINUANCE ELECTION NOTICE

SCHEDULE 4

FORM OF DRAWING NOTICE

SCHEDULE 5

NOTICE PERIODS AND AMOUNTS

SCHEDULE 6

APPLICABLE MARGINS

SCHEDULE 7

ASSIGNMENT AND ASSUMPTION AGREEMENT

SCHEDULE “A”

SCHEDULE 8

FORM OF REPAYMENT NOTICE

SCHEDULE 9

FORM OF REQUEST FOR EXTENSION